Exhibit 99.1

PART II

Item 6.	Selected Financial Data

The following table presents our selected historical financial data as of and for each of the years in the five year period ended December 30, 2012. The selected financial data as of and for the years ended December 30, 2012, January 1, 2012, December 31, 2010, December 31, 2009 and December 31, 2008, and the selected financial data as of and for the six months ended July 1, 2010 have been revised to reflect one of GateHouse’s publications as a discontinued operation for comparability. The information in this table should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and our historical consolidated financial statements and the related notes thereto included elsewhere in this report.

	Year Ended December 30, 2012	Year Ended January 1, 2012 (2)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(In Thousands, Except Per Share Data)
Statement of Operations Data:
Revenues:
Advertising	$330,881	$357,134	$385,579	$398,927	$477,993
Circulation	131,576	131,879	133,192	138,233	141,803
Commercial printing and other	26,097	25,657	25,967	30,960	37,700

Total revenues	488,554	514,670	544,738	568,120	657,496
Operating costs and expenses:
Operating costs	268,222	281,884	296,974	324,263	368,345
Selling, general and administrative	145,020	146,295	154,516	159,197	179,198
Depreciation and amortization	39,888	42,426	45,080	54,237	69,897
Integration and reorganization costs and management fees paid to prior owner	4,393	5,884	2,324	1,857	7,011
Impairment of long-lived assets	—	1,733	430	193,041	123,717
(Gain) loss on sale of assets	1,238	455	1,551	(418)	337
Goodwill and mastheads impairment	—	385	—	273,914	487,744

Operating income (loss)	29,793	35,608	43,863	(437,971)	(578,753)
Interest expense, amortization of deferred financing costs, gain on early extinguishment of debt, (gain) loss on derivative instruments and other	57,463	58,361	69,520	72,502	100,530

Loss from continuing operations before income taxes	(27,670)	(22,753)	(25,657)	(510,473)	(679,283)
Income tax expense (benefit)	(207)	(1,803)	(155)	342	(21,139)

Loss from continuing operations	(27,463)	(20,950)	(25,502)	(510,815)	(658,144)
Loss from discontinued operations, net of income taxes	(2,340)	(699)	(542)	(19,287)	(15,162)

Net loss	$(29,803)	$(21,649)	$(26,044)	$(530,102)	$(673,306)

Basic net loss from continuing operations per share	$(0.47)	$(0.36)	$(0.44)	$(8.90)	$(11.53)
Diluted loss from continuing operations per share	$(0.47)	$(0.36)	$(0.44)	$(8.90)	$(11.53)
Basic net loss available to common stockholders per share	$(0.51)	$(0.37)	$(0.45)	$(9.23)	$(11.80)
Diluted net loss available to common stockholders per share	$(0.51)	$(0.37)	$(0.45)	$(9.23)	$(11.80)
Other Data:
Adjusted EBITDA (1)	$69,766	$80,547	$89,511	$82,571	$102,664
Cash interest paid	$55,976	$58,225	$59,317	$67,950	$89,677

(1)	We define Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization and non-cash impairments. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance in our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted EBITDA provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely our cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of our business on a monthly basis.

Not all companies calculate Adjusted EBITDA using the same methods; therefore, the Adjusted EBITDA figures set forth herein may not be comparable to Adjusted EBITDA reported by other companies. A substantial portion of our Adjusted EBITDA must be dedicated to the payment of interest on our outstanding indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, Adjusted EBITDA does not represent an amount of funds that is available for management’s discretionary use. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of this report.

(2)	The year ended January 1, 2012 included a 53rd week of operations for approximately 60% of the business.

The table below shows the reconciliation of income (loss) from continuing operations to Adjusted EBITDA for the periods presented:

	Year Ended December 30, 2012	Year Ended January 1, 2012 (3)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
			(In Thousands)
Loss from continuing operations	$(27,463)	$(20,950)	$(25,502)	$(510,815)	$(658,144)
Income tax expense (benefit)	(207)	(1,803)	(155)	342	(21,139)
(Gain) loss on derivative instruments (1)	(1,635)	(913)	8,277	12,672	10,119
Gain on early extinguishment of debt (2)	—	—	—	(7,538)	—
Amortization of deferred financing costs	1,255	1,360	1,360	1,360	1,845
Write-off of financing costs	—	—	—	743	—
Interest expense	57,928	58,309	60,021	64,615	88,625
Impairment of long-lived assets	—	1,733	430	193,041	123,717
Depreciation and amortization	39,888	42,426	45,080	54,237	69,897
Goodwill and mastheads impairment	—	385	—	273,914	487,744

Adjusted EBITDA from continuing operations	$69,766 (a)	$80,547 (b)	$89,511 (c)	$82,571 (d)	$102,664 (e)

(a)	Adjusted EBITDA for the year ended December 30, 2012 included net expenses of $11,009, which are one time in nature or non-cash compensation. Included in these net expenses of $11,009 are non-cash compensation and other expenses of $6,274, non-cash portion of post-retirement benefits expense of $(896), integration and reorganization costs of $4,393 and a $1,238 loss on the sale of assets.

Adjusted EBITDA also does not include $255 of EBITDA generated from our discontinued operations.

(b)	Adjusted EBITDA for the year ended January 1, 2012 included net expenses of $9,461, which are one time in nature or non-cash compensation. Included in these net expenses of $9,461 are non-cash compensation and other expenses of $4,226, non-cash portion of post-retirement benefits expense of $(1,104), integration and reorganization costs of $5,884 and an $455 loss on the sale of assets.

Adjusted EBITDA also does not include $432 of EBITDA generated from our discontinued operations.

(c)	Adjusted EBITDA for the year ended December 31, 2010 included net expenses of $8,231, which are one time in nature or non-cash compensation. Included in these net expenses of $8,231 are non-cash compensation and other expenses of $5,005, non-cash portion of post-retirement benefits expense of $(649), integration and reorganization costs of $2,324 and a $1,551 loss on the sale of assets.

Adjusted EBITDA also does not include $463 of EBITDA generated from our discontinued operations.

(d)	Adjusted EBITDA for the year ended December 31, 2009 included net expenses of $9,289, which are one time in nature or non-cash compensation. Included in these net expenses of $9,289 are non-cash compensation and other expenses of $8,632, non-cash portion of post-retirement benefits expense of $(782), integration and reorganization costs of $1,857 and a $418 gain on the sale of assets.

Adjusted EBITDA also does not include $(855) of EBITDA generated from our discontinued operations.

(e)	Adjusted EBITDA for the year ended December 31, 2008 included net expenses of $24,487, which are one time in nature or non-cash compensation. Included in these net expenses of $24,487 are non-cash compensation and other expenses of $18,638, non-cash portion of post-retirement benefits expense of $(1,499), integration and reorganization costs of $7,011 and $337 loss on the sale of assets.

Adjusted EBITDA also does not include $4,663 of EBITDA generated from our discontinued operations.

(1)	Non-cash (gain) loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.
(2)	Non-cash write-off of deferred financing costs are similar to interest expense and amortization of financing fees and are excluded from Adjusted EBITDA.
(3)	The year ended January 1, 2012 included a 53rd week of operations for approximately 60% of the business.

	As of
	December 30, 2012	January 1, 2012	December 31, 2010	December 31, 2009	December 31, 2008
	(In Thousands)
Balance Sheet Data:
Total assets	$469,766	$510,802	$546,327	$591,929	$1,149,621
Total long-term obligations, including current maturities	1,177,298	1,185,212	1,197,347	1,222,102	1,242,075
Stockholders’ equity (deficit)	(834,159)	(805,632)	(792,121)	(753,576)	(229,078)

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our historical consolidated financial statements and notes to those statements and pro forma results of operations appearing in this report. (Certain reclassifications have been made to prior period financial information to conform to the current period classifications. For further information on discontinued operations, see Note 21 to GateHouse’s Audited Consolidated Financial Statements.) The discussion and analysis below includes certain forward-looking statements that are subject to risks, uncertainties and other factors under the heading “Risk Factors” and elsewhere in this report that could cause our actual future growth, results of operations, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, such forward-looking statements. See “Cautionary Note Regarding Forward-Looking Information” at the beginning of this report.

Comparability of Information

Our core business performance, as presented in our revenue and our operating and selling, general, and administrative expense amounts, is not anticipated to be materially impacted by the restructuring plan, outlined in Note 21. However, as a result of the execution of the restructuring support agreement, all debt, including derivative liabilities and deferred financing assets, is expected to be eliminated. This will result in a significant reduction in our interest expense and the elimination of the gain (loss) on derivative instruments and deferred financing amortization. Upon the emergence from bankruptcy, fresh start accounting will lead to changes in the basis of our property, plant and equipment and intangible assets that will impact future depreciation and amortization expense levels. Other significant changes to our financial information include that we expect to become subject to federal and state income taxation and to pay management fees to FIG LLC, an affiliate of Fortress.

Overview

We are one of the largest publishers of locally based print and digital media in the United States as measured by number of daily publications. Our business model is to be the preeminent provider of local content and advertising in the small and midsize markets that we serve. Our portfolio of products, which includes 406 community publications, 342 related websites, 339 mobile sites and six yellow page directories, serves over 128,000 business advertising accounts and reaches approximately 10 million people on a weekly basis.

Our core products include:

•	78 daily newspapers with total paid circulation of approximately 597,000;

•	237 weekly newspapers (published up to three times per week) with total paid circulation of approximately 307,000 and total free circulation of approximately 684,000;

•	91 “shoppers” (generally advertising-only publications) with total circulation of approximately 1.5 million;

•	342 locally focused websites and 339 mobile sites, which extend our franchises onto the internet and mobile devices with approximately 97 million page views per month; and

•	six yellow page directories, with a distribution of approximately 488,000, that covers a population of approximately 1.2 million people.

In addition to our core products, we also opportunistically produce niche publications that address specific local market interests such as recreation, sports, healthcare and real estate. Over the last twelve months, we created approximately 42 niche publications. We are also focused on developing online and mobile products, including digital marketing services, deal platforms, mobile websites and applications.

We were incorporated in Delaware in 1997 for purposes of acquiring a portion of the daily and weekly newspapers owned by American Publishing Company. On May 9, 2005, FIF III Liberty Holdings LLC, an affiliate of Fortress, entered into an Agreement and Plan of Merger with us pursuant to which a wholly-owned subsidiary of FIF III Liberty Holdings LLC merged with and into us (the “Merger”). The Merger was effective on June 6, 2005, thus making FIF III Liberty Holdings LLC our principal and controlling stockholder. As of December 30, 2012, Fortress beneficially owned approximately 39.6% of our outstanding common stock.

Since 1998, we have acquired 416 daily and weekly newspapers and shoppers and launched numerous new products. We generate revenues from advertising, circulation and commercial printing. Advertising revenue is recognized upon publication of the advertisements. Circulation revenue from subscribers, which is typically billed to customers at the beginning of the subscription period, is recognized on a straight-line basis over the term of the related subscription. The revenue for commercial printing is recognized upon delivery of the printed product to our customers. Directory revenue is recognized on a straight-line basis over the period in which the corresponding directory is distributed and in use in the market.

Our advertising revenue tends to follow a seasonal pattern, with higher advertising revenue in months containing significant events or holidays. Accordingly, our first quarter, followed by our third quarter, historically are our weakest quarters of the year in terms of revenue. Correspondingly, our second and fourth fiscal quarters, historically, are our strongest quarters. We expect that this seasonality will continue to affect our advertising revenue in future periods.

We have experienced ongoing declines in print advertising revenue streams and increased volatility of operating performance, despite our geographic diversity, well-balanced portfolio of products, strong local franchises, broad customer base and reliance on smaller markets. These recent declines in print advertising revenue that we have experienced are typical in a soft economy

We believe our local advertising tends to be less sensitive to economic cycles than national advertising because local businesses generally have fewer advertising channels through which to reach their target audience. We also believe some of the declines are due to a secular shift from print media to digital media. We are making investments in digital platforms, such as online, mobile and applications, to support our print publications in order to capture this shift as witnessed by our digital advertising growth.

Our operating costs consist primarily of labor, newsprint, and delivery costs. Our selling, general and administrative expenses consist primarily of labor costs.

Compensation represents just over 50% of our operating expenses. Over the last few years, we have worked to drive efficiencies and centralization of work throughout our company.

Newsprint prices rose from the later part of 2009 through 2010 and remained flat from the latter part of 2010 through 2012. We expect 2013 prices to decline about 5%. We have taken steps to mitigate risk of potential price increases through a fixed price agreement for approximately 95% of our 2013 purchases combined with consumption control. In addition, we are a member of a newsprint-buying consortium which enables our local publishers to obtain favorable pricing as compared to the general market. Additionally, we have taken steps to cluster our operations thereby increasing the usage of facilities and equipment while increasing the productivity of our labor force. We expect to continue to employ these steps as part of our business and clustering strategy.

Recent Developments

The newspaper industry and our Company have experienced declining same store revenue and profitability over the past several years. As a result, we previously implemented plans to reduce costs and preserve cash flow. This includes the suspension of the payment of cash dividends, the continued implementation of cost reduction programs, and the sale of non-core assets. We believe these initiatives will provide the financial resources necessary to invest in the business and ensure our future success and provide sufficient cash flow to enable us to meet our commitments for the next year.

General economic conditions, including declines in consumer confidence, continued high unemployment levels, declines in real estate values, and other trends, have also impacted the markets in which we operate. Additionally, media companies continue to be impacted by the migration of consumers and businesses to an internet and mobile-based, digital medium. These conditions may continue to negatively impact print advertising and other revenue sources as well as increase operating costs in the future even after an economic recovery.

We periodically perform testing for impairment of goodwill and newspaper mastheads in which the fair value of our reporting units for goodwill impairment testing and individual newspaper mastheads were estimated using the expected present value of future cash flows and recent industry transaction multiples, using estimates, judgments and assumptions, that we believe were appropriate in the circumstances. Should general economic, market or business conditions decline, and have a negative impact on estimates of future cash flow and market transaction multiples, we may be required to record additional impairment charges in the future.

During 2008, our credit rating was downgraded to be rated below-investment grade by both Standard & Poor’s and Moody’s Investors Service and was further downgraded in 2009 and 2010. Any future long-term borrowing or the extension or replacement of our short-term borrowing will reflect the negative impact of these ratings, increase our borrowing costs, limit our financing options and subject us to more restrictive covenants than our existing debt arrangements. Additional downgrades in our credit ratings could further increase our borrowing cost, subject us to more onerous borrowing terms and reduce or eliminate our borrowing flexibility in the future.

The Company’s operating segments (Large Community Newspapers, Small Community Newspapers, and Directories) are aggregated into one reportable business segment.

On September 4, 2013, we announced that we, the Administrative Agent (as defined below), Newcastle Investment Corp. (“Newcastle”) and other lenders (the “Participating Lenders”) under the Amended and Restated Credit Agreement by and among certain of our affiliates, the Lenders from time to time party thereto and Cortland Products Corp., as administrative agent (the “Administrative Agent”), dated February 27, 2007 (the “2007 Credit Facility”) entered into the Restructuring Support Agreement, effective September 3, 2013, as may be amended, supplemented or modified from time to time (the “Support Agreement”), in which the parties agreed to support, subject to the terms and conditions of the Support Agreement, the restructuring of our (the “Restructuring”) pursuant to the consummation of a pre-packaged plan under Chapter 11 of title 11 of the Bankruptcy Code (the “Plan”). The Support Agreement relates to the Restructuring of our obligations under the 2007 Credit Facility and certain interest rate swaps secured thereunder (collectively, the “Outstanding Debt”) and our equity pursuant to the Plan.

The Plan, once effective, will discharge claims and interests against us primarily through the (a) issuance of shares of common stock in a new holding company, New Media Investment Group Inc. (“New Media,” and such common stock, “Common Stock”) and/or payment of cash to holders of claims in connection with the 2007 Credit Facility and related interest rate swaps, (b) reinstatement of certain claims, (c) entry into the Management Agreement (as defined below), (d) issuance of warrants by New Media to existing equity holders in our, including holders of warrants, rights and options to acquire such equity interests (“Existing Equity Holders”) and (e) entry into the New Credit Facility (as defined below), if any, the net proceeds of which go to holders that elect to receive New Media Common Stock. See “The Spin-Off and Restructuring,” “Restructuring Agreements” and Note 21 to our Consolidated Financial Statements, “Subsequent Events and Going Concern Considerations.”

Pursuant to the Restructuring, Newcastle would offer to purchase the Outstanding Debt claims in cash and at 40% of (i) $1,167,449,812.96 of principal of claims under the 2007 Credit Facility, plus (ii) accrued and unpaid interest at the applicable contract non-default rate with respect thereto, plus (iii) all amounts, excluding any default interest, arising from transactions in connection with interest rate swaps secured under the 2007 Credit Facility (the “Cash-Out Offer”) on the effective date of the Plan (the “Effective Date”). The holders of the Outstanding Debt would have the option of receiving, in satisfaction of their Outstanding Debt, their pro rata share of the (i) Cash-Out Offer and/or (ii) New Media Common Stock and the net proceeds, if any, of a potential new debt facility (the “New Credit Facility”). Newcastle will receive its pro rata share of New Media Common Stock and the net proceeds of the New Credit Facility, if any, for all Outstanding Debt it holds, including Outstanding Debt purchased in the Cash-Out Offer. We intend to pay all pensions, trade and all other unsecured claims in full.

As of September 19, 2013, Newcastle and its affiliates held approximately 52.2% of the principal amount currently outstanding under the 2007 Credit Facility and the other Participating Lenders held approximately 28.7% of such principal amount (in each case, including certain amounts still pending trade settlement). Additional holders of Outstanding Debt may join the Restructuring Support Agreement in the future as Participating Lenders.

On September 20, 2013, we commenced a pre-packaged solicitation of the Plan (the “Solicitation”). Subject to the terms of the Support Agreement, if holders of Outstanding Debt sufficient to meet the requisite threshold of 67% in amount and majority in number (calculated without including any insider) necessary for acceptance of the Plan under the Bankruptcy Code (“Bankruptcy Threshold Creditors”) vote to accept the Plan in the Solicitation, Debtors intend to commence Chapter 11 cases and seek approval of the disclosure statement for the Plan (the “Disclosure Statement”) and confirmation of the Plan therein. Under the Support Agreement, each of the Participating Lenders has agreed to (a) support and take any reasonable action in furtherance of the Restructuring, (b) timely vote their Outstanding Debt to accept the Plan and not change or withdraw such vote, (c) support approval of the Disclosure Statement and confirmation of the Plan, as well as certain relief to be requested by Debtors from the Bankruptcy Court, (d) refrain from taking any action inconsistent with the confirmation or consummation of the Plan, and (e) not propose, support, solicit or participate in the formulation of any plan other than the Plan.

Upon emergence from the Plan, New Media plans to adopt fresh-start reporting in accordance with Accounting Standards Codification Topic 852, “Reorganizations.” Under fresh-start accounting, a new entity is deemed to have been created on the Effective Date for financial reporting purposes and our recorded amounts of assets and liabilities will be adjusted to reflect their estimated fair values. As a result of the adoption of fresh-start accounting, New Media’s reorganized company post-emergence financial statements will generally not be comparable with our financial statements prior to emergence, including the historical financial information in this Information Statement. See “Restructuring Agreements,” “The Spin-Off and Restructuring” and Note 21 to our Consolidated Financial Statements, “Subsequent Events and Going Concern Considerations.”

Critical Accounting Policy Disclosure

The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. We base our estimates and judgments on historical experience and other assumptions that we find reasonable under the circumstances. Actual results may differ from such estimates under different conditions. The following accounting policies require significant estimates and judgments.

Goodwill and Long-Lived Assets

We assess the potential impairment of goodwill and intangible assets with indefinite lives on an annual basis in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350 “Intangibles – Goodwill and Other” (“ASC 350”). We perform our impairment analysis on each of our reporting units, represented by our six regions. The regions have discrete financial information and are regularly reviewed by management. The fair value of the applicable reporting unit is compared to its carrying value. Calculating the fair value of a reporting unit requires us to make significant estimates and assumptions. We estimate fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation, and amortization. In applying this methodology, we rely on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. If the carrying value of the reporting unit exceeds the estimate of fair value, we calculate the impairment as the excess of the carrying value of goodwill over its implied fair value.

We account for long-lived assets in accordance with the provisions of FASB ASC Topic 360, “Property, Plant and Equipment” (“ASC 360”). We assess the recoverability of our long-lived assets, including property, plant and equipment and definite lived intangible assets, whenever events or changes in business circumstances indicate the carrying amount of the assets, or related group of assets, may not be fully recoverable. Factors leading to impairment include significant under-performance relative to historical or projected results, significant changes in the manner of use of the acquired assets or the strategy for our overall business and significant negative industry or economic trends. The assessment of recoverability is based on management’s estimates. If undiscounted projected future operating cash flows do not exceed the net book value of the long-lived assets, then a permanent impairment has occurred. We would record the difference between the net book value of the long-lived asset and the fair value of such asset as a charge against income in our consolidated statements of operations if such a difference arose.

The fair values of our reporting units for goodwill impairment testing and individual newspaper mastheads are estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believes are appropriate in the circumstances.

The sum of the fair values of the reporting units are reconciled to our current market capitalization (based upon the stock market price) plus an estimated control premium.

Significant judgment is required in determining the fair value of our goodwill and long-lived assets to measure impairment, including the determination of multiples of revenue and Adjusted EBITDA and future earnings projections. The estimates and judgments that most significantly affect the future cash flow estimates are assumptions related to revenue, and in particular, potential changes in future advertising (including the impact of economic trends and the speed of conversion of advertising and readership to online products from traditional print products); trends in newsprint prices; and other operating expense items.

We performed annual impairment testing of goodwill and indefinite lived intangible assets during the second quarter of 2012, 2011 and 2010. Additionally, we performed impairment testing of goodwill and indefinite lived intangibles during the first quarter of 2012 and the fourth quarter of 2011 due to operational management changes. As a result, impairment charges related to goodwill were recorded in fiscal 2012 and 2011, see additional information in Note 5 to the Consolidated Financial Statements.

Newspaper mastheads (newspaper titles and website domain names) are not subject to amortization and are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of each group of mastheads with their carrying amount. We used a relief from royalty approach which utilizes a discounted cash flow model to determine the fair value of each newspaper masthead. Our judgments and estimates of future operating results in determining the reporting unit fair values are consistently in determining the fair value of mastheads. We performed impairment tests on newspaper mastheads as of July 1, 2012, April 1, 2012, January 1, 2012, June 26, 2011 and June 30, 2010. See Note 5 to the Consolidated Financial Statements for a discussion of the impairment charges taken.

Intangible assets subject to amortization (primarily advertiser and subscriber lists) are tested for recoverability whenever events or change in circumstances indicate that their carrying amounts may not be recoverable. The carrying amount of each asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of such asset group. We performed impairment tests on long lived assets (including intangible assets subject to amortization) as of July 1, 2012, June 26, 2011 and June 30, 2010. See Note 5 to the Consolidated Financial Statements for a discussion of the impairment charges taken.

The newspaper industry and our Company have experienced declining same store revenue and profitability over the past several years. Should general economic, market or business conditions decline, and have a negative impact on estimates of future cash flow and market transaction multiples, we may be required to record additional impairment charges in the future.

Derivative Instruments

We record all of our derivative instruments on our balance sheet at fair value pursuant to FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) and FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”). Fair value is based on counterparty quotations adjusted for our credit related risk. Our derivative instruments are measured using significant unobservable inputs and they represent all liabilities measured at fair value. To the extent a derivative qualifies as a cash flow hedge under ASC 815, unrealized changes in the fair value of the derivative are recognized in accumulated other comprehensive income. However, any ineffective portion of a derivative’s change in fair value is recognized immediately in earnings. Fair values of derivatives are subject to significant variability based on market conditions, such as future levels of interest rates. This variability could result in a significant increase or decrease in our accumulated other comprehensive income and/or earnings but will generally have no effect on cash flows, provided the derivative is carried through to full term. We also assess the capabilities of our counterparties to perform under the terms of the contracts. A change in the assessment could have an impact on the accounting and economics of our derivatives.

Revenue Recognition

Advertising revenue is recognized upon publication of the advertisement. Circulation revenue from subscribers is billed to customers at the beginning of the subscription period and is recognized on a straight-line basis over the term of the related subscription. Circulation revenue from single copy sales is recognized at the time of sale. Revenue for commercial printing is recognized upon delivery. Directory revenue is recognized on a straight-line basis over the period in which the corresponding directory is distributed.

Income Taxes

We account for income taxes under the provisions of FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to affect taxable income. The assessment of the realizability of deferred tax assets involves a high degree of judgment and complexity. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected to be realized. When we determine that it is more likely than not that we will be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would be made and reflected either in income or as an adjustment to goodwill. This determination will be made by considering various factors, including our expected future results, that in our judgment will make it more likely than not that these deferred tax assets will be realized.

Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109” (“FIN 48”) and now codified as ASC 740. ASC 740 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. Under ASC 740, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values.

Pension and Postretirement Liabilities

FASB ASC Topic 715, “Compensation – Retirement Benefits” (“ASC 715”) requires recognition of an asset or liability in the consolidated balance sheet reflecting the funded status of pension and other postretirement benefit plans such as retiree health and life, with current-year changes in the funded status recognized in the statement of stockholders’ equity.

The determination of pension plan obligations and expense is based on a number of actuarial assumptions. Two critical assumptions are the expected long-term rate of return on plan assets and the discount rate applied to pension plan obligations. For other postretirement benefit plans, which provide for certain health care and life insurance benefits for qualifying retired employees and which are not funded, critical assumptions in determining other postretirement benefit obligations and expense are the discount rate and the assumed health care cost-trend rates.

Our only pension plan has assets valued at $18.2 million and the plans benefit obligation is $27.1 million resulting in the plan being 67% funded.

To determine the expected long-term rate of return on pension plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets, input from the actuaries and investment consultants, and long-term inflation assumptions. We used an assumption of 7.75% for its expected return on pension plan assets for 2012. If we were to reduce its rate of return by 50 basis points then the expense for 2012 would have increased approximately $0.1 million.

We developed our discount rate for our other postretirement benefit plans using the same methodology as that described for the pension. The assumed health care cost-trend rate also affects other postretirement benefit liabilities and expense. A 100 basis point increase in the health care cost trend rate would result in an increase of approximately $0.4 million in the December 30, 2012 postretirement benefit obligation and a 100 basis point decrease in the health care cost trend rate would result in a decrease of approximately $0.4 million in the December 30, 2012 postretirement benefit obligation.

Self-Insurance Liability Accruals

We maintain self-insured medical and workers’ compensation programs. We purchase stop loss coverage from third parties which limits our exposure to large claims. We record a liability for healthcare and workers’ compensation costs during the period in which they occur as well as an estimate of incurred but not reported claims.

Results of Operations

The following table summarizes our historical results of operations for the years ended December 30, 2012, January 1, 2012 and December 31, 2010.

	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended December 31, 2010
	(In Thousands)

Revenues:
Advertising	$330,881	$357,134	$385,579
Circulation	131,576	131,879	133,192
Commercial printing and other	26,097	25,657	25,967

Total revenues	488,554	514,670	544,738
Operating costs and expenses:
Operating costs	268,222	281,884	296,974
Selling, general and administrative	145,020	146,295	154,516
Depreciation and amortization	39,888	42,426	45,080
Integration and reorganization costs	4,393	5,884	2,324
Impairment of long-lived assets	—	1,733	430
Loss on sale of assets	1,238	455	1,551
Goodwill and mastheads impairment	—	385	—

Operating income	29,793	35,608	43,863
Interest expense	57,928	58,309	60,021
Amortization of deferred financing costs	1,255	1,360	1,360
(Gain) loss on derivative instruments	(1,635)	(913)	8,277
Other income	(85)	(395)	(138)

Loss from continuing operations before income taxes	(27,670)	(22,753)	(25,657)
Income tax benefit	(207)	(1,803)	(155)

Loss from continuing operations	$(27,463)	$(20,950)	$(25,502)

Year Ended December 30, 2012 Compared To Year Ended January 1, 2012

Comparisons to the prior year were impacted by two factors around the number of days in the reporting period. First, there was a 53rd week in 2011 for approximately 60% of the business already on a 52 week (5-4-4 quarterly) reporting cycle. Also in 2011, the remaining 40% of the Company changed its reporting cycle from a calendar year to a 52 week reporting cycle in order to be consistent with the rest of the Company. We estimate the 53rd week in 2011 resulted in $4.8 million of revenue and $3.8 million of operating and selling, general and administrative expense. Comparisons below have not been adjusted for this calendar change.

Revenue. Total revenue for the year ended December 30, 2012 decreased by $26.1 million, or 5.1%, to $488.6 million from $514.7 million for the year ended January 1, 2012. The difference between same store revenue and GAAP revenue for the current period is immaterial, therefore, revenue discussions will be limited to GAAP results. The decrease in total revenue was comprised of a $26.3 million, or 7.4%, decrease in advertising revenue and a $0.3 million, or 0.2%, decrease in circulation revenue which was partially offset by a $0.4 million, or 1.7%, increase in commercial printing and other revenue. Advertising revenue declines were primarily driven by declines on the print side of our business in the local retail and classified categories, which were partially offset by growth in digital advertising. The local retail print declines reflect both secular pressures and an uncertain and weak economic environment. These secular trends and economic conditions have also led to a decline in our print circulation volumes which have been offset by price increases in select locations. Our circulation revenue was also impacted by approximately $1.5 million for a net to gross accounting change due to a change from a carrier to a distributor model at one of our largest locations. The $0.4 million increase in commercial printing and other revenue is primarily the result of the launch of our small business marketing services and the stabilizing of our commercial printing operations during 2012.

Operating Costs. Operating costs for the year ended December 30, 2012 decreased by $13.7 million, or 4.8%, to $268.2 million from $281.9 million for the year ended January 1, 2012. The decrease in operating costs was primarily due to a decrease in compensation expenses, newsprint and ink, delivery and utility expenses of $12.4 million, $6.5 million, $3.3 million and $0.8 million, respectively, which were partially offset by an increase in outside services of $9.0 million. This decrease is the result of permanent cost reductions as we continue to work to consolidate operations and improve the productivity of our labor force.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 30, 2012 decreased by $1.3 million, or 0.9%, to $145.0 million from $146.3 million for the year ended January 1, 2012. The decrease in selling, general and administrative expenses was primarily due to a decrease in compensation of $1.6 million. We expect that the majority of these reductions will be permanent in nature.

Depreciation and Amortization. Depreciation and amortization expense for the year ended December 30, 2012 decreased by $2.5 million to $39.9 million from $42.4 million for the year ended January 1, 2012. The decrease in depreciation and amortization expense was primarily due to the sale and disposal of assets in 2011 and 2012, which reduced depreciation expense.

Integration and Reorganization Costs. During the years ended December 30, 2012 and January 1, 2012, we recorded integration and reorganization costs of $4.4 million and $5.9 million, respectively, primarily resulting from severance costs related to the consolidation of certain print and other operations.

Impairment of Long-Lived Assets. During the year ended January 1, 2012 we incurred an impairment charge of $1.7 million related to the consolidation of our print operations and property, plant and equipment which were classified as held for sale. There were no such charges during the year ended December 30, 2012.

Goodwill and Mastheads Impairment. During the year ended January 1, 2012, we recorded a $0.4 million impairment on our goodwill due to an operational management change in the fourth quarter of 2011 which transferred a goodwill balance of $0.4 million to a reporting unit that previously did not have a goodwill balance. A similar operational change occurred in the first quarter of 2012 and resulted in a $0.2 million impairment that was subsequently reclassified to discontinued operations.

Interest Expense. Total interest expense for the year ended December 30, 2012 decreased by $0.4 million, or 0.7%, to $57.9 million from $58.3 million for the year ended January 1, 2012. The decrease was due to declines in interest rates and their related impact on the unhedged position or our debt and a slight decrease in our total outstanding debt.

(Gain) Loss on Derivative Instruments. During the years ended December 30, 2012 and January 1, 2012, we recorded a net gain of $1.6 million and $0.9 million, respectively, which was comprised of reclassifications of accumulated other comprehensive income amortization related to swaps terminated in 2008 that were partially offset by the impact of the ineffectiveness of our remaining swap agreements.

Income Tax Benefit. During the year ended December 30, 2012, we recorded an income tax benefit of $0.2 million due to a reduction in uncertain tax positions which was partially offset by a tax expense due to the elimination of the tax effect related to the expiration of a previously terminated swap that could be fully recognized for tax purposes in the current year. During the year ended January 1, 2012, we recorded an income tax benefit of $1.8 million primarily due to the elimination of the tax effect related to the expiration of a previously terminated swap that could be fully recognized for tax purposes in the current year.

Net Loss from Continuing Operations. Net loss from continuing operations for the year ended December 30, 2012 was $27.5 million. Net loss from continuing operations for the year ended January 1, 2012 was $21.0 million. Our net loss from continuing operations increased due to the factors noted above.

Year Ended January 1, 2012 Compared To Year Ended December 31, 2010

Comparisons to the prior year were impacted by two factors around the number of days in the reporting period. First, there was a 53rd week in 2011 for approximately 60% of the business already on a 52 week (5-4-4 quarterly) reporting cycle. Also in 2011, the remaining 40% of the Company changed its reporting cycle from a calendar year to a 52 week reporting cycle in order to be consistent with the rest of the Company, which resulted in a one additional day for the year. The discussion of our results of operations that follows is based upon our historical results of operations for the years ended January 1, 2012 and December 31, 2010.

Revenue. Total revenue for the year ended January 1, 2012 decreased by $30.0 million, or 5.5%, to $514.7 million from $544.7 million for the year ended December 31, 2010. The difference between same store revenue and GAAP revenue for the current period is immaterial, therefore, revenue discussions will be limited to GAAP results. We estimate the impact of the 53rd week to be $4.8 million on total revenue, comparisons below have not been adjusted for this impact. The decrease in total revenue was comprised of a $28.4 million, or 7.4%, decrease in advertising revenue, a $1.3 million, or 1.0%, decrease in circulation revenue and a $0.3 million, or 1.2%, decrease in commercial printing and other revenue. Advertising revenue declines were primarily driven by declines on the print side of our business in the local retail and classified categories which were partially offset by growth in digital. The print declines reflect an uncertain economic environment, which continued to put pressure on our local advertisers. These economic conditions have also led to a decline in our circulation volumes which have been partially offset by price increases in select locations. Our circulation revenue was also impacted by approximately $0.5 million for a net to gross accounting change implemented at the beginning of the fourth quarter of 2011 at one of our largest locations which puts it more in line with the Company as a whole. The decrease in commercial printing and other revenue was due to declines in printing projects as a result of continued weak economic conditions as well as the strategic closure of certain of our print facilities.

Operating Costs. Operating costs for the year ended January 1, 2012 decreased by $15.1 million, or 5.1%, to $281.9 million from $297.0 million for the year ended December 31, 2010. The decrease in operating costs was primarily due to a decrease in compensation, newsprint and ink, delivery and postage expenses of $9.4 million, $2.6 million, $1.8 million and $0.8 million, respectively. The majority of these decreases were the result of permanent cost reductions and were implemented as we continue to work to consolidate operations and improve the productivity of our labor force. We estimate the impact of the 53rd week to be $3.8 million on operating costs and selling, general and administrative expenses.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended January 1, 2012 decreased by $8.2 million, or 5.3%, to $146.3 million from $154.5 million for the year ended December 31, 2010. The decrease in selling, general and administrative expenses was primarily due to a decrease in compensation of $10.4 million offset by an increase in professional and consulting fees of $2.0 million. We believe the majority of these reductions are also permanent in nature.

Depreciation and Amortization. Depreciation and amortization expense for the year ended January 1, 2012 decreased by $2.7 million to $42.4 million from $45.1 million for the year ended December 31, 2010. The decrease in depreciation and amortization expense was primarily due to the sale and disposal of assets in 2010 and 2011, which reduced depreciation expense.

Integration and Reorganization Costs. During the years ended January 1, 2012 and December 31, 2010, we recorded integration and reorganization costs of $5.9 million and $2.3 million, respectively, primarily resulting from severance costs related to the consolidation of certain print operations.

Impairment of Long-Lived Assets. During the year ended January 1, 2012 we incurred an impairment charge of $1.7 million related to the consolidation of certain print operations and property, plant and equipment which were classified as held for sale. There was a $0.4 million of long-lived asset impairment charge during the year ended December 31, 2010.

Goodwill and Mastheads Impairment. During the year ended January 1, 2012, we recorded a $0.4 million impairment on our goodwill due to an operational management change in the fourth quarter of 2011 which transferred a goodwill balance of $0.4 million to a reporting unit that previously did not have a goodwill balance. There were no such charges during the year ended December 31, 2010.

Interest Expense. Total interest expense for the year ended January 1, 2012 decreased by $1.7 million, or 2.9%, to $58.3 million from $60.0 million for the year ended December 31, 2010. The decrease was due to declines in interest rates and their related impact on the unhedged position or our debt and a slight decrease in our total outstanding debt.

(Gain) Loss on Derivative Instruments. During the years ended January 1, 2012 and December 31, 2010, we recorded a net gain of $0.9 million and a net loss of $8.3 million, respectively, comprised of accumulated other comprehensive income amortization related to swaps terminated in 2008 partially offset by the impact of the ineffectiveness of our remaining swap agreements.

Income Tax Benefit. Income tax benefit for the year ended January 1, 2012 was $1.8 million compared to $0.2 million for the year ended December 31, 2010. The change of $1.6 million was primarily due to the elimination of the tax effect related to the expiration of a previously terminated swap that could be fully recognized for tax purposes in the current year.

Net Loss from Continuing Operations. Net loss from continuing operations for the year ended January 1, 2012 was $21.0 million. Net loss from continuing operations for the year ended December 31, 2010 was $25.5 million. Our net loss from continuing operations decreased due to the factors noted above.

Liquidity and Capital Resources

Our primary cash requirements are for working capital, debt obligations and capital expenditures. We have no material outstanding commitments for capital expenditures. Our principal sources of funds have historically been, and will be, cash provided by operating activities.

As a holding company, we have no operations of our own and accordingly we have no independent means of generating revenue, and our internal sources of funds to meet our cash needs, including payment of expenses, are dividends and other permitted payments from our subsidiaries. Our 2007 Credit Facility imposes upon us certain financial and operating covenants, including, among others, requirements that we satisfy certain financial tests, including a total leverage ratio if there are outstanding extensions of credit under the revolving facility, a minimum fixed charge ratio, and restrictions on our ability to incur debt, pay dividends or take certain other corporate actions. As of December 30, 2012 we were in compliance with all applicable covenants.

On February 27, 2007, we entered into the 2007 Credit Facility with a syndicate of financial institutions with Wells Fargo Bank as administrative agent, referred to as the 2007 Credit Facility. The 2007 Credit Facility provides for a $670.0 million term loan facility which matures in August, 2014, a delayed draw term loan of up to $250.0 million which matures in August 2014 and a revolving credit agreement with a $40.0 million aggregate loan commitment available, including a $15.0 million sub-facility for letters of credit and a $10.0 million swingline facility, which matures in February 2014.

On April 11, 2007, we entered into the Bridge Agreement with a syndicate of financial institutions with Wachovia Investment Holdings LLC as administrative agent. The Bridge Agreement provided a $300.0 million term loan facility which matures on April 11, 2015.

On May 7, 2007, we amended our 2007 Credit Facility and increased our borrowing by $275.0 million. This incremental borrowing has an interest rate of LIBOR + 2.25% or the Alternate Base Rate + 1.25%, depending upon the designation of the borrowing.

In accordance with the First Amendment, the rate on the previously existing borrowings of $920.0 million was changed to bear interest at LIBOR + 2.00% or the Alternate Base Rate + 1.00% depending upon the designation of the borrowing. The terms of the previously outstanding borrowings were also modified to include a 1.00% premium if the debt is called within one year and an interest feature that grants the previously outstanding debt an interest rate of 0.25% below the highest rate of any borrowing under the 2007 Credit Facility.

On February 15, 2008, we entered into our 2008 Bridge Facility with Barclays, as syndication agent, sole arranger and book runner. The 2008 Bridge Facility provided for a $20.6 million term loan facility. The 2008 Bridge Facility was paid in full on June 7, 2010.

On August 21, 2008, FIF III Liberty Holdings LLC (“FIF III”) purchased an aggregate of $11.5 million in 10% cumulative preferred stock of GateHouse Media Macomb Holdings, Inc. (“Macomb”), an operating subsidiary of ours. Macomb, an Unrestricted Subsidiary under the terms of the 2007 Credit Facility, used the proceeds from such sale of preferred stock to make an $11.5 million cash investment in Holdco non-voting 10% cumulative preferred stock. On December 7, 2010, FIF III exercised its right to require us to purchase its Macomb preferred stock. During the five-year period following the full repayment by us of the 2008 Bridge Facility, which repayment occurred in the second quarter of 2010, FIF III had the right to require us to purchase the preferred stock. We paid the purchase price of $14.1 million on December 8, 2010, which represented the sum of original purchase price of $11.5 million paid by FIF III for the Macomb preferred stock and accrued but unpaid dividends of $2.6 million. FIF III is an affiliate of Fortress Investment Group, LLC, the owner of approximately 39.6% of our outstanding common stock.

On February 3, 2009, we again amended our 2007 Credit Facility and reduced the amounts available under the credit agreement, as follows: (i) for revolving loans, from $40.0 million to $20.0 million; (ii) for the letter of credit subfacility, from $15.0 million to $5.0 million; and (iii) for the swingline loan subfacility, from $10.0 million to $5.0 million.

As required by the 2007 Credit Facility, as amended, on March 15, 2012 and March 2, 2011, we made a principal payment of $4.6 million and $11.2 million, respectively, which represented 50% of our Excess Cash Flow (as defined under the 2007 Credit Facility) related to the fiscal years ended January 1, 2012 and December 31, 2010, respectively.

Effective March 30, 2011 we further amended our 2007 Credit Facility to appoint Gleacher as the successor Agent and to provide that the lenders holding a majority of the outstanding term loans and loan commitments under the 2007 Credit Facility may remove the Agent and may make certain decisions and exercise certain powers previously within the discretion of the Agent.

Although we are currently in compliance with all of our covenants and obligations under the 2007 Credit Facility, due to restrictive covenants and conditions within each of this facility, we currently do not have the ability to draw upon the revolving credit facility portion of the 2007 Credit Facility for any immediate short-term funding needs or to incur additional long-term debt.

Future compliance with our financial and operating covenants will depend on the future performance of the business and our ability to curtail the negative revenue trend experience and our ability to address other risks and challenges set forth herein. We believe that we have adequate capital resources and liquidity to meet our working capital needs, borrowing obligations and all required capital expenditures for at least the next twelve months.

Our leverage may adversely affect our business and financial performance and may restrict our operating flexibility. The level of our indebtedness and our on-going cash flow requirements may expose us to a risk that a substantial decrease in operating cash flows due to, among other things, continued or additional adverse economic developments or adverse developments in our business, could make it difficult for us to meet the financial and operating covenants contained in our credit facilities. In addition, our leverage may limit cash flow available for general corporate purposes such as capital expenditures and our flexibility to react to competitive, technological and other changes in our industry and economic conditions generally.

Cash Flows

The following table summarizes our historical cash flows.

	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended December 31, 2010
	(in thousands)
Cash provided by operating activities	$23,499	$22,439	$26,453
Cash used in investing activities	(1,044)	(731)	(624)
Cash used in financing activities	(7,140)	(11,249)	(22,010)

Cash Flows from Operating Activities. Net cash provided by operating activities for the year ended December 30, 2012 was $23.5 million. The net cash provided by operating activities resulted from a depreciation and amortization of $40.6 million, a net increase in cash provided by working capital of $10.3 million, an impairment of long-lived assets of $2.1 million, a $1.3 million loss on the sale of assets, amortization of deferred financing costs of $1.2 million, a goodwill impairment charge of $0.2 million, and non-cash compensation of $0.1 million, partially offset by a net loss of $29.8 million, a gain of $1.6 million on derivative instruments, and an increase funding of pension and other post-retirement obligations of $0.9 million. The increase in cash provided by working capital primarily resulted from a decrease in prepaid expenses related to a newsprint pricing agreement that required a prepayment of $10 million in fiscal 2011. No such prepayment was required in fiscal 2012.

Net cash provided by operating activities for the year ended January 1, 2012 was $22.4 million. The net cash provided by operating activities resulted from a depreciation and amortization of $43.4 million, an impairment of long-lived assets of $2.1 million, amortization of deferred financing costs of $1.4 million, a $0.8 million loss on the sale of assets, non-cash compensation of $0.5 million, a goodwill impairment charge of $0.4 million, partially offset by a net loss of $21.6 million, an increase funding of pension and other post-retirement obligations of $1.9 million, a net decrease in cash provided by working capital of $1.6 million, and a gain of $0.9 million on derivative instruments. The decrease in cash provided by working capital primarily resulted from a decrease in accrued expenses and an increase in prepaid expenses related to a newsprint pricing agreement that allowed for fixed pricing in 2012 below market rates from December 31, 2010 to January 1, 2012 offset by a decrease in accounts receivable and an increase in accounts payable.

Net cash provided by operating activities for the year ended December 31, 2010 was $26.5 million. The net cash provided by operating activities resulted from a depreciation and amortization of $46.1 million, a loss of $8.3 million on derivative instruments, non-cash compensation of $1.7 million, a $1.5 million loss on the sale of assets, amortization of deferred financing costs of $1.4 million, an impairment of long-lived assets of $0.8 million, partially offset by a net loss of $26.0 million, a net decrease in cash provided by working capital of $6.0 million, an increase funding of pension and other post-retirement obligations of $1.4 million. The decrease in cash provided by working capital primarily resulted from an increase in prepaid expenses related to a newsprint pricing agreement that allowed for fixed pricing in 2011 below market rates from December 31, 2009 to December 31, 2010.

Cash Flows from Investing Activities. Net cash used in investing activities for the year ended December 30, 2012 was $1.0 million. During the year ended December 30, 2012, we used $4.6 million for capital expenditures, which was offset by $3.6 million received from the sale of publications, other assets and insurance proceeds.

Net cash used in investing activities for the year ended January 1, 2012 was $0.7 million. During the year ended January 1, 2012, we used $3.3 million for capital expenditures, which was offset by $2.6 million received from the sale of publications, other assets and insurance proceeds.

Net cash used in investing activities for the year ended December 31, 2010 was $0.6 million. During the year ended December 31, 2010, we used $4.8 million for capital expenditures, which was offset by $4.2 million received from the collection of a receivable due from a previous real estate sale and the sale of other real property.

Cash Flows from Financing Activities. Net cash used in financing activities for the year ended December 30, 2012 was $7.1 million due to repayments under the 2007 Credit Facility.

Net cash used in financing activities for the year ended January 1, 2012 was $11.2 million due to a repayment under the 2007 Credit Facility.

Net cash used in financing activities for the year ended December 31, 2010 was $22.0 million, which primarily resulted from a $2.5 million repayment under the 2007 Credit Facility, the repurchase of subsidiary preferred stock of $11.5 million and an $8.0 million repayment under the 2008 Bridge Facility.

Changes in Financial Position

The discussion that follows highlights significant changes in our financial position and working capital from December 30, 2012 to January 1, 2012.

Accounts Receivable. Accounts receivable decreased $4.5 million from January 1, 2012 to December 30, 2012, which relates to the timing of cash collections and lower revenue recognized in 2012 compared to 2011. An additional $1.4 million relates to assets sold during the current year.

Prepaid Expenses. Prepaid expenses decreased $9.7 million from January 1, 2012 to December 30, 2012, due to a $10.0 million prepayment during the year ended January 1, 2012 which related to a newsprint pricing agreement that allowed for fixed pricing in 2012 at below market rates. The pricing agreement for fiscal 2013 did not require a prepayment at December 30, 2012.

Property, Plant, and Equipment. Property, plant, and equipment decreased $14.4 million during the period from January 1, 2012 to December 30, 2012, of which $16.6 million relates to depreciation and $2.3 million relates to assets sold and held for sale, which was partially offset by $4.6 million that was used for capital expenditures.

Goodwill. Goodwill decreased $0.2 million from January 1, 2012 to December 30, 2012, due to an impairment charge included in income (loss) from discontinued operations.

Intangible Assets. Intangible assets decreased $27.7 million from January 1, 2012 to December 30, 2012, due to amortization of $24.0 million, $1.9 million due to an impairment of assets sold during the current year, which is included in income (loss) from discontinued operations, and $1.8 million which was sold during the current year.

Others Assets. Other assets increased $0.7 million from January 1, 2012 to December 30, 2012, due to an investment in joint ventures where our ownership is less than 10%.

Long-term Assets Held for Sale. Long-term assets held for sale decreased $0.5 million from January 1, 2012 to December 30, 2012, due to proceeds of $0.3 million and a $0.2 million impairment of assets classified as held for sale as of January 1, 2012. Assets held for sale as of December 30, 2012 consist of real estate in Winter Haven, FL.

Current Portion of Long-term Debt. Current portion of long-term debt increased $2.0 million from January 1, 2012 to December 30, 2012 due to an increase in the estimated payment as required by the 2007 Credit Facility, which represented 50% of the Excess Cash Flow related to the year ended December 30, 2012. This amount increased from $4.6 million at January 1, 2012 to $6.6 million at December 30, 2012.

Accounts Payable. Accounts payable increased $1.2 million from January 1, 2012 to December 30, 2012, which was primarily attributable to the timing of vendor payments.

Accrued Interest. Accrued interest increased $1.8 million from January 1, 2012 to December 30, 2012, which was primarily attributable to the timing of interest payments.

Long-term Debt. Long-term debt decreased $9.2 million from January 1, 2012 to December 30, 2012 due to a $6.6 million reclassification to current portion of long-term debt of a principal payment due in 2013 as required by the 2007 Credit Facility, which represented 50% of the Excess Cash Flow related to the year ended December 30, 2012 and a $2.5 million repayment under the 2007 Credit Facility from the proceeds of the sale of our Suburban Chicago publications.

Derivative Instruments. Derivative instrument liability decreased $5.9 million from January 1, 2012 to December 30, 2012, due to changes in the fair value measurement of our interest rate swaps.

Accumulated Other Comprehensive Loss. Accumulated other comprehensive loss decreased $1.7 million from January 1, 2012 to December 30, 2012, which resulted from the change in fair value of the interest rate swaps of $5.9 million, which was offset by a $2.6 million change to the Company’s pension and post retirement plans, a gain on derivative instruments due to amortization of $1.6 million, and a $0.1 million reclassification of income tax benefit from accumulated other comprehensive loss.

Accumulated Deficit. Accumulated deficit increased $30.3 million from January 1, 2012 to December 30, 2012, due to a net loss of $29.8 million.

Indebtedness

As of December 30, 2012, a total of $1.2 billion was outstanding under the 2007 Credit Facility; consisting of $658.3 million under the term loan facility, $245.6 million under the delayed draw term loan facility, $270.2 million under the incremental term loan facility. No amounts were outstanding under the revolving credit facility. Refer to Note 8 to the Consolidated Financial Statements for a discussion on our indebtedness.

Summary Disclosure About Contractual Obligations and Commercial Commitments

The following table reflects a summary of our contractual cash obligations, including estimated interest payments where applicable, as of December 30, 2012:

	2013	2014	2015	2016	2017	Thereafter	Total
	(In Thousands)
2007 Credit Facility	$63,324	$1,204,780	$—	$—	$—	$—	$1,268,104
Noncompete payments	421	286	250	200	200	200	1,557
Operating lease obligations	4,640	4,616	3,447	2,523	2,203	2,551	19,980
Letters of credit	5,182	—	—	—	—	—	5,182

Total	$73,567	$1,209,682	$3,697	$2,723	$2,403	$2,751	$1,294,823

The table above excludes future cash requirements for pension and postretirement obligations. The periods in which these obligations will be settled in cash are not readily determinable and are subject to numerous future events and assumptions. We estimate cash requirements for these obligations in 2013 totaling approximately $1,577. See Note 13 “Pension and Post retirement Benefits” of the Notes to the Consolidated Financial Statements, included herein.

On February 27, 2007, we entered into the 2007 Credit Facility with a syndicate of financial institutions with Wells Fargo Bank as administrative agent. The 2007 Credit Facility provides for a $670.0 million term loan facility which matures in August 2014, a delayed draw term loan of up to $250.0 million available until August 2007 which matures in August, 2014 and a revolving credit agreement with a $40.0 million aggregate loan commitment available, including a $15.0 million sub-facility for letters of credit and a $10.0 million swingline facility, which matures in February 2014.

On May 7, 2007, we amended our 2007 Credit Facility and increased our borrowings by $275.0 million.

On February 3, 2009, we again amended our 2007 Credit Facility and reduced the amounts available under the credit agreement, as follows: (i) for revolving loans, from $40,000,000 to $20,000,000; (ii) for the letter of credit subfacility, from $15,000,000 to $5,000,000; and (iii) for the swingline loan subfacility, from $10,000,000 to $5,000,000.

We do not have any off-balance sheet arrangements reasonably likely to have a current or future effect on our financial statements.

Recently Issued Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (“FASB”) Accounting Standard Update (ASU) 2012-02, “Intangibles- Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The amendments in this update allow companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not the asset is impaired. The changes to the ASC as a result of this update are effective for annual and interim impairment test performed for fiscal years beginning after September 15, 2012. The adoption of ASU No. 2012-02 will not have a material effect on the Company’s Consolidated Financial Statements.

In February 2013, the FASB issued ASC Update No. 2013-02 “Comprehensive Income Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220)”, which amends ASC Topic 220. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component. In addition an entity is required to present either on the face of the Statement of Income or in the Notes to the Consolidated Financial Statements significant amounts reclassified out of AOCI and should be provided by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified in its entirety to net income in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures require under GAAP that provide additional detail about these amounts. The changes to the ASC as a result of this updated guidance are effective for annual and interim reporting periods beginning after December 15, 2012. The adoption of ASU No. 2013-02 will not have a material effect on the Company’s Consolidated Financial Statements.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. In this report, we define and use Adjusted EBITDA, a non-GAAP financial measure, as set forth below.

Adjusted EBITDA

We define Adjusted EBITDA as follows:

Income (loss) from continuing operations before:

•	Income tax expense (benefit);

•	interest/financing expense;

•	depreciation and amortization; and

•	non-cash impairments.

Management’s Use of Adjusted EBITDA

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. We believe that it also provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis.

Limitations of Adjusted EBITDA

Adjusted EBITDA has limitations as an analytical tool. It should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to GAAP net income (loss), include: the cash portion of interest/financing expense, income tax (benefit) provision and charges related to gain (loss) on sale of facilities represent charges (gains), which may significantly affect our financial results.

Readers of our financial statements may find this item important in evaluating our performance, results of operations and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA is not an alternative to net income, income from operations or cash flows provided by or used in operations as calculated and presented in accordance with GAAP. Readers of our financial statements should not rely on Adjusted EBITDA as a substitute for any such GAAP financial measure. We strongly urge readers of our financial statements to review the reconciliation of income (loss) from continuing operations to Adjusted EBITDA, along with our consolidated financial statements included elsewhere in this report. We also strongly urge readers of our financial statements to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure, as presented in this report, may differ from and may not be comparable to similarly titled measures used by other companies.

We use Adjusted EBITDA as a measure of our core operating performance, which is evidenced by the publishing and delivery of news and other media and excludes certain expenses that may not be indicative of our core business operating results. We consider the unrealized (gain) loss on derivative instruments and the (gain) loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees. Accordingly, we exclude financing related costs such as the early extinguishment of debt because they represent the write-off of deferred financing costs and we believe these non-cash write-offs are similar to interest expense and amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Additionally, the non-cash gains (losses) on derivative contracts, which are related to interest rate swap agreements to manage interest rate risk, are financing costs associated with interest expense. Such charges are incidental to, but not reflective of, our core operating performance and it is appropriate to exclude charges related to financing activities such as the early extinguishment of debt and the unrealized (gain) loss on derivative instruments which, depending on the nature of the financing arrangement, would have otherwise been amortized over the period of the related agreement and does not require a current cash settlement.

The table below shows the reconciliation of loss from continuing operations to Adjusted EBITDA for the periods presented:

	Year Ended December 30, 2012	Year Ended January 1, 2012 (3)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(In Thousands)

Loss from continuing operations	$(27,463)	$(20,950)	$(25,502)	$(510,815)	$(658,144)
Income tax expense (benefit)	(207)	(1,803)	(155)	342	(21,139)
(Gain) loss on derivative instruments (1)	(1,635)	(913)	8,277	12,672	10,119
Gain on early extinguishment of debt (2)	—	—	—	(7,538)	—
Amortization of deferred financing costs	1,255	1,360	1,360	1,360	1,845
Write-off of financing costs	—	—	—	743	—
Interest expense	57,928	58,309	60,021	64,615	88,625
Impairment of long-lived assets	—	1,733	430	193,041	123,717
Depreciation and amortization	39,888	42,426	45,080	54,237	69,897
Goodwill and mastheads impairment	—	385	—	273,914	487,744

Adjusted EBITDA from continuing operations	$69,766 (a)	$80,547 (b)	$89,511 (c)	$82,571 (d)	$102,664 (e)

(a)	Adjusted EBITDA for the year ended December 30, 2012 included net expenses of $11,009, which are one time in nature or non-cash compensation. Included in these net expenses of $11,009 are non-cash compensation and other expenses of $6,274, non-cash portion of post-retirement benefits expense of $(896), integration and reorganization costs of $4,393 and a $1,238 loss on the sale of assets.

Adjusted EBITDA also does not include $255 of EBITDA generated from our discontinued operations.

(b)	Adjusted EBITDA for the year ended January 1, 2012 included net expenses of $9,461, which are one time in nature or non-cash compensation. Included in these net expenses of $9,461 are non-cash compensation and other expenses of $4,226, non-cash portion of post-retirement benefits expense of $(1,104), integration and reorganization costs of $5,884 and an $455 loss on the sale of assets.

Adjusted EBITDA also does not include $432 of EBITDA generated from our discontinued operations.

(c)	Adjusted EBITDA for the year ended December 31, 2010 included net expenses of $8,231, which are one time in nature or non-cash compensation. Included in these net expenses of $8,231 are non-cash compensation and other expenses of $5,005, non-cash portion of post-retirement benefits expense of $(649), integration and reorganization costs of $2,324 and a $1,551 loss on the sale of assets.

Adjusted EBITDA also does not include $463 of EBITDA generated from our discontinued operations.

(d)	Adjusted EBITDA for the year ended December 31, 2009 included net expenses of $9,289, which are one time in nature or non-cash compensation. Included in these net expenses of $9,289 are non-cash compensation and other expenses of $8,632, non-cash portion of post-retirement benefits expense of $(782), integration and reorganization costs of $1,857 and a $418 gain on the sale of assets.

Adjusted EBITDA also does not include $(855) of EBITDA generated from our discontinued operations.

(e)	Adjusted EBITDA for the year ended December 31, 2008 included net expenses of $24,487, which are one time in nature or non-cash compensation. Included in these net expenses of $24,487 are non-cash compensation and other expenses of $18,638, non-cash portion of post-retirement benefits expense of $(1,499), integration and reorganization costs of $7,011 and $337 loss on the sale of assets.

Adjusted EBITDA also does not include $4,663 of EBITDA generated from our discontinued operations.

(1)	Non-cash (gain) loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.
(2)	Non-cash write-off of deferred financing costs are similar to interest expense and amortization of financing fees and are excluded from Adjusted EBITDA.
(3)	The year ended January 1, 2012 included a 53rd week of operations for approximately 60% of the business.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk from changes in interest rates and commodity prices. Changes in these factors could cause fluctuations in earnings and cash flow. In the normal course of business, exposure to certain of these market risks is managed as described below.

Interest Rates

On August 18, 2008, we terminated interest rate swaps with a total notional amount of $570.0 million. At December 30, 2012, after consideration of the interest rate swaps described below, $570.0 million of the remaining principal amount of our term loans are subject to floating interest rates.

Our debt structure and interest rate risks are managed through the use of floating rate debt and interest rate swaps. Our primary exposure is to LIBOR. A 100 basis point change in LIBOR would change our income from continuing operations before income taxes on an annualized basis by approximately $5.6 million, based on average pro forma floating rate debt outstanding during 2012, after consideration of the interest rate swaps of $625.0 million described below, and average amounts outstanding under the revolving credit facility during 2012.

On February 27, 2007, we executed an interest rate swap in the notional amount of $100.0 million with a forward starting date of February 28, 2007. The interest rate swap has a term of seven years. Under this swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 5.14% and receive an amount from the swap counterparty representing, interest on the notional amount at a rate equal to the one month LIBOR.

On April 4, 2007, we executed an additional interest rate swap in the notional amount of $250.0 million with a forward starting date of April 13, 2007. The interest rate swap has a term of seven years. Under this swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 4.971% and receive an amount from the swap counterparty representing interest on the notional amount at a rate equal to one month LIBOR.

On April 13, 2007, we executed an additional interest rate swap in the notional amount of $200.0 million with a forward starting date of April 30, 2007. The interest rate swap has a term of seven years. Under this swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 5.079% and receive an amount from the swap counterparty representing interest on the notional amount at a rate equal to one month LIBOR.

On September 18, 2007, we executed an additional interest rate swap based on a notional amount of $75.0 million with a forward starting date of September 18, 2007. The interest rate swap has a term of seven years. Under the swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 4.941% and receive an amount from the swap counterparty representing interest on the notional amount at a rate equal to one month LIBOR.

Commodities

Certain materials we use are subject to commodity price changes. We manage this risk through instruments such as purchase orders, membership in a buying consortium, fixed pricing agreements for certain newsprint purchases and continuing programs to mitigate the impact of cost increases through identification of sourcing and operating efficiencies. Primary commodity price exposures are newsprint, energy costs and, to a lesser extent, ink.

A $10 per metric ton newsprint price change would result in a corresponding annualized change in our income from continuing operations before income taxes of $0.4 million based on newsprint usage for the year ended December 30, 2012 of approximately 41,400 metric tons. In 2013, 95% of the companies’ newsprint is fixed through a pricing agreement, therefore only 5% of the usage would be impacted by a price increase.

Item 8.	Financial Statements and Supplementary Data

GATEHOUSE MEDIA, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

GateHouse Media, Inc.

We have audited the accompanying consolidated balance sheets of GateHouse Media, Inc. and subsidiaries as of December 30, 2012 and January 1, 2012, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 30, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GateHouse Media, Inc. and subsidiaries at December 30, 2012 and January 1, 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 30, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 21 to the financial statements, the Company entered into an agreement with the lenders under its 2007 credit facility to restructure the terms of the credit facility. Among other matters, the restructuring agreement requires the Company to file a voluntary petition seeking to reorganize under chapter 11 of the U.S. bankruptcy code, which would constitute an event of default under the terms of the Company’s 2007 credit facility. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 21. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rochester, New York

March 7, 2013,

except for Note 21, as to which the date is

September 26, 2013

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 30, 2012	January 1, 2012
ASSETS
Current assets:
Cash and cash equivalents	$34,527	$19,212
Restricted Cash	6,467	6,167
Accounts receivable, net of allowance for doubtful accounts of $2,456 and $2,976 at December 30, 2012 and January 1, 2012, respectively	54,692	59,236
Inventory	6,019	6,017
Prepaid expenses	5,815	15,483
Other current assets	8,215	7,347

Total current assets	115,735	113,462
Property, plant, and equipment, net of accumulated depreciation of $128,208 and $116,780 at December 30, 2012 and January 1, 2012, respectively	116,510	130,937
Goodwill	13,742	13,958
Intangible assets, net of accumulated amortization of $196,878 and $179,327 at December 30, 2012 and January 1, 2012, respectively	218,981	246,661
Deferred financing costs, net	1,719	2,974
Other assets	2,605	1,876
Assets held for sale	474	934

Total assets	$469,766	$510,802

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term liabilities	$853	$1,039
Current portion of long-term debt	6,648	4,600
Accounts payable	9,396	8,216
Accrued expenses	26,258	27,625
Accrued interest	4,665	2,876
Deferred revenue	25,217	27,171

Total current liabilities	73,037	71,527
Long-term liabilities:
Long-term debt	1,167,450	1,176,638
Long-term liabilities, less current portion	2,347	2,935
Derivative instruments	45,724	51,576
Pension and other postretirement benefit obligations	15,367	13,758

Total liabilities	1,303,925	1,316,434

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at December 30, 2012 and January 1, 2012; 58,313,868 issued, and 58,077,031 outstanding at December 30, 2012 and January 1, 2012	568	568
Additional paid-in capital	831,344	831,249
Accumulated other comprehensive loss	(52,642)	(54,359)
Accumulated deficit	(1,610,917)	(1,581,114)
Treasury stock, at cost, 236,837 shares at December 30, 2012 and January 1, 2012	(310)	(310)

Total GateHouse Media stockholders’ deficit	(831,957)	(803,966)
Noncontrolling interest	(2,202)	(1,666)

Total stockholders’ deficit	(834,159)	(805,632)

Total liabilities and stockholders’ deficit	$469,766	$510,802

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended December 31, 2010

Revenues:
Advertising	$330,881	$357,134	$385,579
Circulation	131,576	131,879	133,192
Commercial printing and other	26,097	25,657	25,967

Total revenues	488,554	514,670	544,738
Operating costs and expenses:
Operating costs	268,222	281,884	296,974
Selling, general, and administrative	145,020	146,295	154,516
Depreciation and amortization	39,888	42,426	45,080
Integration and reorganization costs	4,393	5,884	2,324
Impairment of long-lived assets	—	1,733	430
Loss on sale of assets	1,238	455	1,551
Goodwill impairment	—	385	—

Operating income	29,793	35,608	43,863
Interest expense	57,928	58,309	60,021
Amortization of deferred financing costs	1,255	1,360	1,360
(Gain) loss on derivative instruments	(1,635)	(913)	8,277
Other income	(85)	(395)	(138)

Loss from continuing operations before income taxes	(27,670)	(22,753)	(25,657)
Income tax benefit	(207)	(1,803)	(155)

Loss from continuing operations	(27,463)	(20,950)	(25,502)
Loss from discontinued operations, net of income taxes	(2,340)	(699)	(542)

Net loss	$(29,803)	$(21,649)	$(26,044)

Loss per share:
Basic and diluted:
Loss from continuing operations	$(0.47)	$(0.36)	$(0.44)
Net loss	$(0.51)	$(0.37)	$(0.45)
Other comprehensive income (loss):
Gain (loss) on derivative instruments, net of income taxes of $0	$4,364	$11,052	$(12,691)
Pension and other postretirement benefit items:
Net actuarial loss	(2,530)	(2,663)	(662)
Amortization of net actuarial loss	383	83	112
Amortization of prior service credit	(457)	(457)	(457)
Other adjustment	(43)	240	—

Total pension and other postretirement benefit items, net of income taxes of $0	(2,647)	(2,797)	(1,007)

Other comprehensive income (loss), net of tax	1,717	8,255	(13,698)

Comprehensive loss	$(28,086)	$(13,394)	$(39,742)

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Treasury stock		Non- controlling interest in subsidiary	Total
	Shares	Amount				Shares	Amount
Balance at December 31, 2009	58,313,868	$568	$829,009	$(48,916)	$(1,533,421)	209,859	$(306)	$(510)	$(753,576)
Net loss	—	—	—	—	(26,044)	—	—	—	(26,044)
Loss on derivative instruments, net of income taxes of $0	—	—	—	(12,691)	—	—	—	—	(12,691)
Net actuarial loss and prior service cost, net of income taxes of $0	—	—	—	(1,007)	—	—	—	—	(1,007)
Disposal of non wholly owned subsidiary	—	—	—	—	—	—	—	(596)	(596)
Non-cash compensation expense	—	—	1,715	—	—	—	—	—	1,715
Stock issued by non wholly owned subsidiary	—	—	63	—	—	—	—	19	82
Purchase of treasury stock	—	—	—	—	—	25,402	(4)	—	(4)

Balance at December 31, 2010	58,313,868	$568	$830,787	$(62,614)	$(1,559,465)	235,261	$(310)	$(1,087)	$(792,121)

Net loss	—	—	—	—	(21,649)	—	—	—	(21,649)
Gain on derivative instruments, net of income taxes of $0	—	—	—	11,052	—	—	—	—	11,052
Net actuarial loss and prior service cost, net of income taxes of $0	—	—	—	(2,797)	—	—	—	—	(2,797)
Disposal of non wholly owned subsidiary	—	—	—	—	—	—	—	(579)	(579)
Non-cash compensation expense	—	—	462	—	—	—	—	—	462
Purchase of treasury stock	—	—	—	—	—	1,576	—	—	—

Balance at January 1, 2012	58,313,868	$568	$831,249	$(54,359)	$(1,581,114)	236,837	$(310)	$(1,666)	$(805,632)

Net loss	—	—	—	—	(29,803)	—	—	—	(29,803)
Gain on derivative instruments, net of income taxes of $0	—	—	—	4,364	—	—	—	—	4,364
Net actuarial loss and prior service cost, net of income taxes of $0	—	—	—	(2,647)	—	—	—	—	(2,647)
Disposal of non wholly owned subsidiary	—	—	—	—	—	—	—	(536)	(536)
Non-cash compensation expense	—	—	95	—	—	—	—	—	95

Balance at December 30, 2012	58,313,868	$568	$831,344	$(52,642)	$(1,610,917)	236,837	$(310)	$(2,202)	$(834,159)

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 30, 2012	Year ended January 1, 2012	Year ended December 31, 2010
Cash flows from operating activities:
Net loss	$(29,803)	$(21,649)	$(26,044)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	40,627	43,393	46,122
Amortization of deferred financing costs	1,255	1,360	1,360
(Gain) loss on derivative instruments	(1,635)	(913)	8,277
Non-cash compensation expense	95	462	1,715
Loss on sale of assets	1,270	806	1,540
Pension and other postretirement benefit obligations	(939)	(1,859)	(1,401)
Impairment of long-lived assets	2,128	2,051	834
Goodwill impairment	216	385	—
Changes in assets and liabilities:
Accounts receivable, net	3,448	2,478	6,157
Inventory	(2)	1,714	(682)
Prepaid expenses	9,605	(4,977)	(5,378)
Other assets	(1,903)	(585)	(78)
Accounts payable	1,322	2,311	(170)
Accrued expenses	(1,789)	(1,731)	(2,227)
Accrued interest	1,789	71	(430)
Deferred revenue	(1,597)	(177)	(478)
Other long-term liabilities	(588)	(701)	(2,664)

Net cash provided by operating activities	23,499	22,439	26,453

Cash flows from investing activities:
Purchases of property, plant, and equipment	(4,687)	(3,330)	(4,780)
Proceeds from sale of publications, other assets and insurance	3,643	2,599	4,156

Net cash used in investing activities	(1,044)	(731)	(624)

Cash flows from financing activities:
Repayments under short-term debt	—	—	(8,000)
Repayments under current portion of long-term debt	(4,600)	(11,249)	(2,513)
Repayments under long-term debt	(2,540)	—	—
Purchase of treasury stock	—	—	(4)
Stock issued by non wholly owned subsidiary	—	—	7
Repurchase of subsidiary preferred stock	—	—	(11,500)

Net cash used in financing activities	(7,140)	(11,249)	(22,010)

Net increase in cash and cash equivalents	15,315	10,459	3,819
Cash and cash equivalents at beginning of period	19,212	8,753	4,934

Cash and cash equivalents at end of period	$34,527	$19,212	$8,753

Supplemental disclosures on cash flow information:
Cash interest paid	$55,976	$58,225	$59,317
Cash income taxes paid	—	—	80

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

(1) Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

(a) Description of Business

GateHouse Media, Inc. (“GateHouse”), formerly Liberty Group Publishing, Inc. (“LGP”), and its subsidiaries is a leading U.S. publisher of local newspapers and related publications that are generally the dominant source of local news and print advertising in their markets. As of December 30, 2012, the Company (as defined below) owned and operated 406 publications located in 21 states. The majority of the Company’s paid daily newspapers have been published for more than 100 years and are typically the only paid daily newspapers of general circulation in their respective nonmetropolitan markets. The Company’s publications generally face limited competition as a result of operating in small and midsized markets that can typically support only one newspaper. The Company has strategically clustered its publications in geographically diverse, nonmetropolitan markets in the Midwest and Northeast United States, which limits its exposure to economic conditions in any single market or region.

Unlike large metropolitan newspapers, the Company derives a majority of its revenues from local advertising, rather than national advertising which the Company believes is generally more sensitive to economic conditions.

During the first quarter of 2012, the Company reorganized its management structure to align with its publication types. The resulting operating segments are Large Community Newspapers, Small Community Newspapers and Directories. These operating segments are aggregated into one reportable business segment.

(b) Basis of Presentation

GateHouse was formed in 1997 for purposes of acquiring 166 daily and weekly newspapers. GateHouse is a holding company for its wholly owned subsidiary, GateHouse Media Operating, Inc. (“Operating Company”). The consolidated financial statements include the accounts of GateHouse and Operating Company and its consolidated subsidiaries (the “Company”). All significant intercompany accounts and transactions have been eliminated.

(c) Recent Developments

The newspaper industry and the Company have experienced declining same store revenue and profitability over the past several years. These trends have eliminated the availability to the Company of additional borrowings under its 2007 Credit Facility, see Note 8. As a result, the Company previously implemented and continues to implement plans to reduce costs and preserve cash flow. This includes the suspension of the payment of cash dividends, cost reduction programs, and the sale of non-core assets. The Company believes these initiatives will provide it with the financial resources necessary to invest in the business and provide sufficient cash flow to enable the Company to meet its commitments for the next year.

In February 2013, the US Postal Service announced that it will end Saturday delivery beginning in August 2013. The Company is evaluating the impact of this change, but does not expect it to be material.

(d) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) Fiscal Year

Prior to 2011, the Company’s fiscal year ended on December 31. Effective January 1, 2011, the Company’s fiscal year changed to a 52 week operating year ending on the Sunday closest to December 31. For 2012 a portion of the business had 364 days of operations compared to 366 days in 2011. The 2012 fiscal year ended on December 30, 2012. The year ended January 1, 2012 encompassed a 53-week period for approximately 60% of the Company.

(f) Accounts Receivable

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. The Company’s allowance for doubtful accounts is based upon several factors including the length of time the receivables are past due, historical payment trends and current economic factors. The Company generally does not require collateral.

(g) Inventory

Inventory consists principally of newsprint, which is valued at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. In 2011 and 2012 the Company purchased approximately 75% of its newsprint from one vendor. In 2013 the Company expects to purchase approximately 95% of newsprint from the same vendor.

(h) Property, Plant, and Equipment

Property, plant, and equipment is recorded at cost. Routine maintenance and repairs are expensed as incurred.

Depreciation is calculated under the straight-line method over the estimated useful lives, principally 25 years for buildings and improvements, 3 to 10 years for machinery and equipment, and 3 to 10 years for furniture, fixtures, and computer software. Leasehold improvements are amortized under the straight-line method over the shorter of the lease term or estimated useful life of the asset.

(i) Goodwill and Intangible Assets

Intangible assets consist of advertiser, subscriber and customer relationships, mastheads, non-compete agreements with former owners of acquired newspapers, trade names and publication rights. The excess of acquisition costs over the estimated fair value of tangible and identifiable intangible net assets acquired is recorded as goodwill.

Goodwill and mastheads are not amortized pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standard Update (ASU) Topic 350 “Intangibles – Goodwill and Other” (“ASC 350”). Mastheads are not amortized because it has been determined that the useful lives of such mastheads are indefinite.

In accordance with ASC 350, goodwill and intangible assets with indefinite lives are tested for impairment annually or when events indicate that an impairment could exist which may include an economic downturn in a market, a change in the assessment of future operations or a decline in the Company’s stock price. The Company performs an annual impairment assessment on the last day of its fiscal second quarter. As required by ASC 350, the Company performs its impairment analysis on each of its reporting units. The reporting units have discrete financial information which are regularly reviewed by management. The fair value of the applicable reporting unit is compared to its carrying value. Calculating the fair value of a reporting unit requires significant estimates and assumptions by the Company. The Company estimates fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation, and amortization. In applying this methodology, the Company relies on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. If the carrying value of the reporting unit exceeds the estimate of fair value, the Company calculates the impairment as the excess of the carrying value of goodwill over its implied fair value.

During the first quarter of 2012, the Company reorganized its management structure to align with its publication types. The fair value of goodwill was allocated to each of the new reporting units: Small Community Newspapers, Large Daily Newspapers and Metro Newspapers. The Company determined that impairment indicators were present for the Metro Newspaper reporting unit, which had a goodwill balance of $216. As of April 1, 2012 the Company performed a Step 1 analysis for this reporting unit and determined that its carrying value exceeded fair value. As a result of the Step 2 analysis, the entire $216 of goodwill was impaired and this amount was subsequently reclassified to discontinued operations, see Note 19. The fair value of this reporting unit for impairment testing purposes was estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believes were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of this reporting unit. The Company performed further analysis of this reporting unit’s intangible and long-lived assets and determined that impairments of these assets were not present.

Due to an operational management change in the fourth quarter of 2011, certain properties having a goodwill balance of $385 were transferred to a reporting unit that previously did not have a goodwill balance. The Company performed an impairment assessment for this reporting unit and as a result an impairment charge related to goodwill of $385 was recorded as of January 1, 2012. The Company performed further analysis of this reporting unit’s intangible assets and determined that additional impairments were not present as of year-end. A review of impairment indicators was performed for the Company’s other reporting units and it was determined that financial results and forecast had not changed materially since the June 26, 2011 impairment test and it was determined that no indicators of impairment were present.

Refer to Note 5 for additional information on the impairment testing of goodwill and indefinite lived intangible assets.

The Company accounts for long-lived assets in accordance with the provisions of FASB ASC Topic 360, “Property, Plant and Equipment” (“ASC 360”). The Company assesses the recoverability of its long-lived assets, including property, plant, and equipment and definite lived intangible assets, whenever events or changes in business circumstances indicate the carrying amount of the assets, or related group of assets, may not be fully recoverable. Impairment indicators include significant under performance relative to historical or projected future operating losses, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, and significant negative industry or economic trends. The assessment of recoverability is based on management’s estimates. If the carrying value of the assets exceeds the undiscounted cash flows, the asset would be deemed to be impaired. Impairment would be measured as the difference between the fair value of the asset and its carrying value.

(j) Revenue Recognition

Circulation revenue from subscribers is billed to customers at the beginning of the subscription period and is recognized on a straight-line basis over the term of the related subscription. Circulation revenue from single copy sales is recognized at the time of sale. Advertising revenue is recognized upon publication of the advertisement. Revenue for commercial printing is recognized upon delivery. Directory revenue is recognized on a straight-line basis over the period in which the corresponding directory is distributed.

(k) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company has determined that more likely than not its existing deferred tax assets will not be realized, and accordingly has provided a valuation allowance. Any changes in the scheduled reversals of deferred taxes may require an additional valuation allowance against the remaining deferred tax assets. Any increase or decrease in the valuation allowance could result in an increase or decrease in income tax expense in the period of adjustment.

The Company accounts for uncertain tax positions under the provisions of FASB ASC Topic 740 “Income Taxes”. The Company does not anticipate significant increases or decreases in our uncertain tax positions within the next twelve months. The Company recognizes penalties and interest relating to uncertain tax positions in tax expense.

(l) Fair Value of Financial Instruments

The carrying value of the Company’s cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short maturity of these instruments. An estimate of the fair value of the Company’s debt is disclosed in Note 8.

The Company accounts for derivative instruments in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) and FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”). These standards require an entity to recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. Additionally, the fair value adjustments will affect either accumulated other comprehensive loss or net loss depending on whether the derivative instrument qualifies as an effective hedge for accounting purposes and, if so, the nature of the hedging activity. The fair value of the Company’s derivative financial instruments is disclosed in Note 9.

(m) Cash Equivalents

Cash equivalents represent highly liquid certificates of deposit which have original maturities of three months or less.

(n) Deferred Financing Costs

Deferred financing costs consist of costs incurred in connection with debt financings. Such costs are amortized on a straight-line basis over the estimated remaining term of the related debt.

(o) Advertising

Advertising costs are expensed in the period incurred. The Company incurred total advertising expenses of $3,419, $2,620 and $3,549 during the years ended December 30, 2012, January 1, 2012 and December 31, 2010, respectively.

(p) Earnings (loss) per share

Basic earnings (loss) per share is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur from common shares issued through common stock equivalents.

(q) Stock-based Employee Compensation

FASB ASC Topic 718, “Compensation – Stock Compensation” (“ASC 718”) requires that all share-based payments to employees, including grants of employee stock options, be recognized in the consolidated financial statements over the service period (generally the vesting period) based on fair values measured on grant dates.

(r) Pension and Postretirement Liabilities

FASB ASC Topic 715, “Compensation – Retirement Benefits” (“ASC 715”) requires recognition of an asset or liability in the consolidated balance sheet reflecting the funded status of pension and other postretirement benefit plans such as retiree health and life, with current-year changes in the funded status recognized in accumulated other comprehensive loss. During the years ended December 30, 2012, January 1, 2012 and December 31, 2010 a total of $(2,647), $(2,797) and $(1,007) net of taxes of $0, $0 and $0, respectively, was recognized in other comprehensive loss (see Note 13).

(s) Self-Insurance Liability Accruals

The Company maintains self-insured medical and workers’ compensation programs. The Company purchases stop loss coverage from third parties which limits our exposure to large claims. The Company records a liability for healthcare and workers’ compensation costs during the period in which they occur as well as an estimate of incurred but not reported claims.

(t) Reclassifications

Certain amounts in the prior periods consolidated financial statements have been reclassified to conform to the current year presentation.

(u) Recently Issued Accounting Pronouncements

In July 2012, the FASB Accounting Standard Update (ASU) 2012-02, “Intangibles- Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The amendments in this update allow companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not the asset is impaired. The changes to the ASC as a result of this update are effective for annual and interim impairment test performed for fiscal years beginning after September 15, 2012. The adoption of ASU No. 2012-02 will not have a material effect on the Company’s Consolidated Financial Statements.

In February 2013, the FASB issued ASC Update No. 2013-02 “Comprehensive Income Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220)”, which amends ASC Topic 220. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component. In addition an entity is required to present either on the face of the Statement of Income or in the Notes to the Consolidated Financial Statements significant amounts reclassified out of AOCI and should be provided by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified in its entirety to net income in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures require under GAAP that provide additional detail about these amounts. The changes to the ASC as a result of this updated guidance are effective for annual and interim reporting periods beginning after December 15, 2012. The adoption of ASU No. 2013-02 will not have a material effect on the Company’s Consolidated Financial Statements.

(2) Share-Based Compensation

The Company recognized compensation expense for share-based payments of $95, $462 and $1,715, during the years ended December 30, 2012, January 1, 2012 and December 31, 2010, respectively. The total compensation cost not yet recognized related to non-vested awards as of December 30, 2012 was $23, which is expected to be recognized over a weighted-average period of 0.3 years through April 2013.

(a) Restricted Share Grants (“RSGs”)

Prior to the Company’s IPO in 2006, the Company had issued 792,500 RSGs to certain management investors pursuant to each investor’s management stockholder agreement (each, a “Management Stockholder Agreement”). Under the Management Stockholder Agreements, RSGs vest by one-third on each of the third, fourth and fifth anniversaries from the grant date. Following the adoption of the GateHouse Media, Inc. Omnibus Stock Incentive Plan (the “Plan”) in October 2006, an additional 268,680 RSGs were granted during the year ended December 31, 2006 to Company directors, management, and employees. During the year ended December 31, 2007 an additional 198,846 RSGs were granted to Company directors, management and employees, 105,453 of which were both granted and forfeited. During the year ended December 31, 2008 an additional 266,795 RSGs were granted to Company directors, management and employees, 42,535 of which were both granted and forfeited. During the year ended December 31, 2009 an additional 100,000 RSGs were granted to Company management. The majority of the RSGs issued under the Plan vest in increments of one-third on each of the first, second and third anniversaries of the grant date. In the event a grantee of an RSG is terminated by the Company without cause, a number of unvested RSGs immediately vest that would have vested under the normal vesting period on the next succeeding anniversary date following such termination. In the event an RSG grantee’s employment with the Company is terminated without cause within twelve months after a change in control as defined in the applicable award agreement, all unvested RSGs become immediately vested at the termination date. During the period prior to the lapse and removal of the vesting restrictions, a grantee of an RSG will have all of the rights of a stockholder, including without limitation, the right to vote and the right to receive all dividends or other distributions. As a result, the RSGs are reflected as outstanding common stock and the unvested RSGs have been excluded from the calculation of basic earnings per share. With respect to Company employees, the value of the RSGs on the date of issuance is recognized as employee compensation expense over the vesting period or through the grantee’s eligible retirement date, if shorter, with an increase to additional paid-in-capital. During the years ended December 30, 2012, January 1, 2012 and December 31, 2010 the Company recognized $95, $462 and $1,715 respectively in share-based compensation expense related to RSGs and is recognized in the Consolidated Statement of Operations and Comprehensive Income (Loss).

As of December 30, 2012 and January 1, 2012, there were 25,424 and 84,181 RSGs, respectively, issued and outstanding with a weighted average grant date fair value of $6.04 and $3.67, respectively. As of December 30, 2012, the aggregate intrinsic value of unvested RSGs was $2. As of December 30, 2012, the aggregate fair value of vested RSGs was $4.

RSG activity was as follows:

	Year Ended December 30, 2012		Year Ended January 1, 2012		Year Ended December 31, 2010
	Number of RSGs	Weighted-Average Grant Date Fair Value	Number of RSGs	Weighted-Average Grant Date Fair Value	Number of RSGs	Weighted-Average Grant Date Fair Value
Unvested at beginning of year	84,181	$3.67	299,560	$8.89	570,696	$10.01
Granted	—	—	—	—	—	—
Vested	(58,757)	2.65	(215,379)	10.93	(264,403)	11.29
Forfeited	—	—	—	—	(6,733)	9.75

Unvested at end of year	25,424	$6.04	84,181	$3.67	299,560	$8.89

ASC 718 requires the recognition of share-based compensation for the number of awards that are ultimately expected to vest. The Company’s estimated forfeitures are based on forfeiture rates of comparable plans. Estimated forfeitures will be reassessed in subsequent periods and the estimate may change based on new facts and circumstances.

(b) Valuation of Equity Securities Issued as Compensation

The Company values equity securities issued as compensation using the fair value of the securities as of the grant date.

Prior to January 1, 2006, the Company recorded deferred share-based compensation, which consisted of the amounts by which the estimated fair value of the instrument underlying the grant exceeded the grant or exercise price, at the date of grant or other measurement date, if applicable and recognized the expense over the related service period. In determining the fair value of the Company’s common stock at the dates of grant prior to the IPO on October 25, 2006, the Company’s stock was not publicly traded and, therefore, the Company was unable to rely on a public trading market for its stock prior to October 25, 2006.

As the Company began the process of preparing for its IPO, it developed a preliminary valuation using a discounted cash flow approach as of July 2006. The Company estimated that the fair value of its common stock was $15.01 per share based on a valuation using a discounted cash flow approach as of July 2006.

The Company retrospectively applied the valuation to share-based compensation relating to RSGs and common stock sales which occurred from January 2006 to May 2006. Therefore, the financial statements reflect this valuation for grants made prior to the Company’s IPO.

(3) Restructuring

Over the past several years, and in furtherance of the Company’s cost reduction and cash preservation plans outlined in Note 1, the Company has engaged in a series of individual restructuring programs, designed primarily to right size the Company’s employee base, consolidate facilities and improve operations. These initiatives impact all of the Company’s geographic regions and are often influenced by the terms of union contracts within the region. All costs related to these programs, which primarily reflect involuntary severance expense, are accrued at the time of announcement.

Information related to restructuring program activity during the years ended December 30, 2012 and January 1, 2012 is outlined below.

	Severance and Related Costs	Other Costs (1)	Total

Balance at December 31, 2010	$253	$1	$254
Restructuring provision included in Integration and Reorganization (2)	3,724	2,226	5,950
Cash payments	(3,077)	(1,801)	(4,878)

Balance at January 1, 2012	$900	$426	$1,326
Restructuring provision included in Integration and Reorganization (2)	3,610	800	4,410
Cash payments	(3,826)	(1,062)	(4,888)

Balance at December 30, 2012	$684	$164	$848

(1)	Other costs primarily included costs to consolidate operations.
(2)	Included above are amounts that were initially recognized in integration and reorganization and were subsequently reclassified to discontinued operations expense at the time the operations ceased.

The restructuring reserve balance as of December 30, 2012, for all programs was $848, which is expected to be paid out over the next twelve months.

The following table summarizes the costs incurred and cash paid in connection with these restructuring programs for the years ended December 30, 2012 and January 1, 2012.

	Years Ended
	December 30, 2012	January 1, 2012
Severance and related costs (2)	$3,610	$3,724
Other costs (1) (2)	800	2,226
Cash payments	(4,888)	(4,878)

(1)	Other costs primarily included costs to consolidate operations.
(2)	Included above are amounts that were initially recognized in integration and reorganization and were subsequently reclassified to discontinued operations expense at the time the operations ceased.

Additionally, during the year ended January 1, 2012, the Company recognized an impairment charge of $1,696 related to the consolidation of its print operations. Refer to Note 16 for fair value measurement discussion.

(4) Property, Plant, and Equipment

Property, plant, and equipment consisted of the following:

	December 30, 2012	January 1, 2012
Land	$19,384	$19,627
Buildings and improvements	84,028	86,786
Machinery and equipment	118,907	120,554
Furniture, fixtures, and computer software	20,673	20,225
Construction in progress and other non-depreciating assets	1,726	525

	244,718	247,717
Less: accumulated depreciation and amortization	(128,208)	(116,780)

Total	$116,510	$130,937

Depreciation expense during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 was $16,435, $18,669 and $21,099, respectively.

(5) Goodwill and Intangible Assets

Goodwill and intangible assets consisted of the following:

	December 30, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Noncompete agreements	$4,970	$4,839	$131
Advertiser relationships	278,543	145,878	132,665
Customer relationships	8,940	3,597	5,343
Subscriber relationships	82,280	39,226	43,054
Trade name	5,493	3,204	2,289
Publication rights	345	134	211

Total	$380,571	$196,878	$183,693

Nonamortized intangible assets:
Goodwill	$13,742
Mastheads	35,288

Total	$49,030

	January 1, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Noncompete agreements	$4,970	$4,479	$491
Advertiser relationships	286,478	134,228	152,250
Customer relationships	8,940	2,946	5,994
Subscriber relationships	83,158	34,908	48,250
Trade name	5,493	2,655	2,838
Publication rights	345	111	234

Total	$389,384	$179,327	$210,057

Nonamortized intangible assets:
Goodwill	$13,958
Mastheads	36,604

Total	$50,562

The weighted average amortization periods for amortizable intangible assets are 4.4 years for noncompete agreements, 16.7 years for advertiser relationships, 13.8 years for customer relationships, 17.2 years for subscriber relationships, 10.0 years for trade names and 15.0 years for publication rights.

Amortization expense for the years ended December 30, 2012, January 1, 2012 and December 31, 2010 was $23,598, $23,914 and $24,037, respectively. Estimated future amortization expense as of January 1, 2012, is as follows:

For the years ending the Sunday closest to December 31:
2013	$23,323
2014	23,277
2015	23,243
2016	21,316
2017	20,242
Thereafter	72,292

Total	$183,693

The changes in the carrying amount of goodwill for the years ended December 30, 2012 and January 1, 2012 are as follows:

Gross balance at December 31, 2010	$886,843
Accumulated impairment losses	(872,500)

Net balance at December 31, 2010	$14,343

Goodwill impairment	(385)

Balance at January 1, 2012	$13,958

Gross balance at January 1, 2012	$886,843
Accumulated impairment losses	(872,885)

Net balance at January 1, 2012	$13,958

Goodwill impairment from divestitures (1)	(216)

Balance at December 30, 2012	$13,742

Gross balance at December 30, 2012	$886,843
Accumulated impairment losses	(873,101)

Net balance at December 30, 2012	$13,742

(1)	Goodwill impairment was initially recognized in continuing operations and was subsequently reclassified to discontinued operations expense at the time the operations were classified as held for sale.

As of December 30, 2012 and January 1, 2012, goodwill in the amount $606,013 was deductible for income tax purposes.

The Company’s annual impairment assessment is made on the last day of its fiscal second quarter.

As of March 31, 2010 a review of impairment indicators was performed with the Company noting that its financial results and forecast had not changed materially since the June 30, 2009 impairment test and its market capitalization exceeded its consolidated carrying value. It was determined that an impairment analysis was not required.

As part of the annual impairment assessment, as of June 30, 2010, the fair values of the Company’s reporting units for goodwill impairment testing and individual newspaper mastheads were estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that current transactions provided the best estimate of the fair value of its reporting units. Given the stabilization of operating results for the only reporting unit having a goodwill balance at the time, no impairment indicators were identified. Additionally, the estimated fair value exceeded carrying value for all mastheads. The total Company’s estimate of fair value was reconciled to its then market capitalization (based upon the stock market price and fair value of debt) plus an estimated control premium.

As of September 30, 2010, December 31, 2010, and March 27, 2011 a review of impairment indicators was performed with the Company noting that its financial results and forecast had not changed materially since the June 30, 2010 impairment test and its market capitalization exceeded its consolidated carrying value. It was determined that an impairment analysis was not required.

As part of the annual impairment assessment, as of June 26, 2011, the fair values of the Company’s reporting units for goodwill impairment testing and newspaper mastheads were estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of its reporting units. Given the stabilization of operating results for the only reporting unit having a goodwill balance at the time, no impairment indicators were identified. Additionally, the estimated fair value exceeded carrying value for all mastheads. The total Company’s estimate of fair value was reconciled to its then market capitalization (based upon the stock market price and fair value of debt) plus an estimated control premium.

As of September 25, 2011 a review of impairment indicators was performed with the Company noting that its financial results and forecast had not changed materially since the June 26, 2011 impairment test and its market capitalization exceeded its consolidated carrying value. It was determined that an impairment analysis was not required.

Due to an operational management change in the fourth quarter of 2011, certain properties having a goodwill balance of $385 were transferred to a reporting unit that previously did not have a goodwill balance. The Company performed a Step 1 analysis for this reporting unit and determined that its carrying value exceeded fair value. As a result of the Step 2 analysis, the entire $385 of goodwill was impaired. The fair value of this reporting unit for impairment testing purposes was estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of this reporting unit. The Company performed further analysis of this reporting unit’s intangible and long-lived assets and determined that impairments of these assets were not present as of year-end.

As of January 1, 2012, a review of impairment indicators was performed for the Company’s other reporting units and it was determined that financial results and forecast had not changed materially since the June 26, 2011 impairment test and it was determined no indicators of impairment were present.

During the first quarter of 2012, the Company reorganized its management structure to align with its publication types. The fair value of goodwill was allocated to each of the new reporting units: Small Community Newspapers, Large Daily Newspapers and Metro Newspapers. The Company determined that impairment indicators were present for the Metro Newspaper reporting unit, which had a goodwill balance of $216. As of April 1, 2012 the Company performed a Step 1 analysis for this reporting unit and determined that its carrying value exceeded fair value. As a result of the Step 2 analysis, the entire $216 of goodwill was impaired and this amount was subsequently reclassified to discontinued operations, see Note 19. The fair value of this reporting unit for impairment testing purposes was estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of this reporting unit. The Company performed further analysis of this reporting unit’s intangible and long-lived assets and determined that impairments of these assets were not present.

As of April 1, 2012, a review of impairment indicators was performed for the Company’s other reporting units and it was determined that financial results and forecast had not changed materially since the June 26, 2011 impairment test and it was determined no indicators of impairment were present.

As part of the annual impairment assessment, as of July 1, 2012, the fair values of the Company’s reporting units for goodwill impairment testing and newspaper mastheads were estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of its reporting units. Given the stabilization of operating results for the two reporting units that had a goodwill balance as of the annual impairment assessment date, no impairment indicators were identified. Additionally, the estimated fair value exceeded carrying value for all mastheads. The total Company’s estimate of fair value was reconciled to its then market capitalization (based upon the stock market price and fair value of debt) plus an estimated control premium.

As of September 30, 2012 and December 30, 2012, a review of impairment indicators was performed with the Company noting that its financial results and forecast had not changed materially since the July 1, 2012 impairment test and its market capitalization exceeded its consolidated carrying value. It was determined no indicators of impairment were present.

The newspaper industry and our Company have experienced declining same store revenue and profitability over the past several years. Should general economic, market or business conditions decline, and have a negative impact on estimates of future cash flow and market transaction multiples, we may be required to record additional impairment charges in the future.

(6) Accrued Expenses

Accrued expenses consisted of the following:

	December 30, 2012	January 1, 2012
Accrued payroll	$4,305	$3,790
Accrued bonus	2,219	4,465
Accrued vacation	959	1,396
Accrued insurance	6,903	6,488
Accrued newsprint	—	45
Accrued other	11,872	11,441

	$26,258	$27,625

(7) Lease Commitments

The future minimum lease payments related to the Company’s non-cancelable operating lease commitments as of December 30, 2012 are as follows:

For the years ending the Sunday closest to December 31:
2013	$4,640
2014	4,616
2015	3,447
2016	2,523
2017	2,203
Thereafter	2,551

Total minimum lease payments	$19,980

Rental expense under operating leases for the years ended December 30, 2012, January 1, 2012 and December 31, 2010 was $5,009, $5,382 and $5,297, respectively.

(8) Indebtedness

2007 Credit Facility

GateHouse Media Operating, Inc. (“Operating”), an indirectly wholly owned subsidiary of GateHouse Media, GateHouse Media Holdco, Inc. (“Holdco”), an indirectly wholly-owned subsidiary of GateHouse Media, and certain of their subsidiaries entered into an Amended and Restated Credit Agreement, dated as of February 27, 2007, with a syndicate of financial institutions with Wells Fargo Bank as administrative agent.

The 2007 Credit Facility, prior to execution of the Second Amendment (defined below), provided for a: (a) $670,000 term loan facility that matures on August 28, 2014; (b) a delayed draw term loan facility of up to $250,000 that matures on August 28, 2014 and (c) a revolving credit facility with a $40,000 aggregate loan commitment amount available, including a $15,000 sub-facility for letters of credit and a $10,000 swingline facility, that matures on February 28, 2014. The borrowers used the proceeds of the 2007 Credit Facility to refinance existing indebtedness and for working capital and other general corporate purposes, including, without limitation, financing acquisitions permitted under the 2007 Credit Facility. The 2007 Credit Facility is secured by a first priority security interest in: (a) all present and future capital stock or other membership, equity, ownership or profits interest of Operating and all of its direct and indirect domestic restricted subsidiaries, (b) 65% of the voting stock (and 100% of the nonvoting stock) of all present and future first-tier foreign subsidiaries and (c) substantially all of the tangible and intangible assets of Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries. In addition, the loans and other obligations of the borrowers under the 2007 Credit Facility are guaranteed, subject to specified limitations, by Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries.

Borrowings under the 2007 Credit Facility bear interest, at the borrower’s option, equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the 2007 Credit Facility), or the Alternate Base Rate for an Alternate Base Rate Loan (as defined in the 2007 Credit Facility), plus an applicable margin. The applicable margin for the LIBOR Rate term loans and Alternate Base Rate term loans, as amended by the First Amendment (defined below), is 2.00% and 1.00%, respectively. The applicable margin for revolving loans is adjusted quarterly based upon Holdco’s Total Leverage Ratio (as defined in the 2007 Credit Facility) (i.e., the ratio of Holdco’s Consolidated Indebtedness (as defined in the 2007 Credit Facility) on the last day of the preceding quarter to Consolidated EBITDA (as defined in the 2007 Credit Facility) for the four fiscal quarters ending on the date of determination). The applicable margin ranges from 1.50% to 2.00%, in the case of LIBOR Rate Loans, and 0.50% to 1.00% in the case of Alternate Base Rate Loans. Under the revolving credit facility, GateHouse Media will also pay a quarterly commitment fee on the unused portion of the revolving credit facility ranging from 0.25% to 0.5% based on the same total leverage ratio (as described above), and a quarterly fee equal to the applicable margin for LIBOR Rate Loans on the aggregate amount of outstanding letters of credit. In addition, GateHouse Media will be required to pay a ticking fee at the rate of 0.50% of the aggregate unfunded amount available to be borrowed under the delayed draw term facility.

No principal payments are due on the term loan facilities or the revolving credit facility until the applicable maturity date. The borrowers are required to prepay borrowings under the term loan facilities in an amount equal to 50.0% of Holdco’s Excess Cash Flow (as defined in the 2007 Credit Facility) earned during the previous fiscal year, except that no prepayments are required if the Total Leverage Ratio (as defined in the 2007 Credit Facility) is less than or equal to 6.0 to 1.0 at the end of such fiscal year. In addition, the borrowers are required to prepay borrowings under the term loan facilities with asset disposition proceeds in excess of specified amounts to the extent necessary to cause Holdco’s Total Leverage Ratio to be less than or equal to 6.25 to 1.00, and with cash insurance proceeds and condemnation or expropriation awards, in excess of specified amounts, subject, in each case, to reinvestment rights. The borrowers are required to prepay borrowings under the term loan facilities with the net proceeds of equity issuances by GateHouse Media in an amount equal to the lesser of (a) the amount by which 50.0% of the net cash proceeds exceeds the amount (if any) required to repay any credit facilities of GateHouse Media or (b) the amount of proceeds required to reduce Holdco’s Total Leverage Ratio to 6.0 to 1.0. The borrowers are also required to prepay borrowings under the term loan facilities with 100% of the proceeds of debt issuances (with specified exceptions), except that no prepayment is required if Holdco’s Total Leverage Ratio is less than 6.0 to 1.0. If the term loan facilities have been paid in full, mandatory prepayments are applied to the repayment of borrowings under the swingline facility and revolving credit facilities and the cash collateralization of letters of credit.

The 2007 Credit Facility contains a financial covenant that requires Holdco to maintain a Total Leverage Ratio of less than or equal to 6.5 to 1.0 at any time an extension of credit is outstanding under the revolving credit facility. The 2007 Credit Facility contains affirmative and negative covenants applicable to Holdco, Operating and their restricted subsidiaries customarily found in loan agreements for similar transactions, including restrictions on their ability to incur indebtedness (which GateHouse Media is generally permitted to incur so long as it satisfies an incurrence test that requires it to maintain a pro forma Total Leverage Ratio of less than 6.5 to 1.0), create liens on assets, engage in certain lines of business, engage in mergers or consolidations, dispose of assets, make investments or acquisitions, engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments (except that Holdco is permitted to (a) make restricted payments (including quarterly dividends) so long as, after giving effect to any such restricted payment, Holdco and its subsidiaries have a Fixed Charge Coverage Ratio (as defined in the 2007 Credit Facility) equal to or greater than 1.0 to 1.0 and would be able to incur an additional $1.00 of debt under the incurrence test referred to above and (b) make restricted payments of proceeds of asset dispositions to GateHouse Media to the extent such proceeds are not required to prepay loans under the 2007 Credit Facility and/or cash collateralize letter of credit obligations and such proceeds are used to prepay borrowings under acquisition credit facilities of GateHouse Media. The 2007 Credit Facility also permits the borrowers, in certain limited circumstances, to designate subsidiaries as “unrestricted subsidiaries” which are not subject to the covenant restrictions in the 2007 Credit Facility. The 2007 Credit Facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross-accelerations; a Change of Control (as defined in the 2007 Credit Facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral. There were no extensions of credit outstanding under the revolving credit portion of the facility at December 30, 2012 and, therefore, the Company was not required to be in compliance with the Total Leverage Ratio covenant.

First Amendment to 2007 Credit Facility

On May 7, 2007, the borrowers entered into the First Amendment to amend the 2007 Credit Facility (the “First Amendment”). The First Amendment provided an incremental term loan facility under the 2007 Credit Facility in the amount of $275,000. As amended by the First Amendment, the 2007 Credit Facility includes $1,195,000 of term loan facilities and $40,000 of a revolving credit facility. The incremental term loan facility amortizes at the same rate and matures on the same date as the existing term loan facilities under the 2007 Credit Facility. Interest on the incremental term loan facility accrues at a rate per annum equal to, at the option of the borrowers, (a) adjusted LIBOR plus a margin equal to (i) 2.00%, if the corporate family ratings and corporate credit ratings of Operating by Moody’s Investors Service Inc. and Standard & Poor’s Rating Services, are at least B1, and B+, respectively, in each case with stable outlook or (ii) 2.25%, otherwise, as was the case as of December 30, 2012, or (b) the greater of the prime rate set by Wells Fargo Bank, or the federal funds effective rate plus 0.50%, plus a margin 1.00% lower than that applicable to adjusted LIBOR-based loans. Any voluntary or mandatory repayment of the First Amendment term loans made with the proceeds of a new term loan entered into for the primary purpose of benefiting from a margin that is less than the margin applicable as a result of the First Amendment will be subject to a 1.00% prepayment premium. The First Amendment term loans are subject to a “most favored nation” interest provision that grants the First Amendment term loans an interest rate margin that is 0.25% less than the highest margin of any future term loan borrowings under the 2007 Credit Facility.

As previously noted, the First Amendment also modified the interest rates applicable to the term loans under the 2007 Credit Facility. Term loans thereunder accrue interest at a rate per annum equal to, at the option of the Borrower, (a) adjusted LIBOR plus a margin equal to 2.00% or (b) the greater of the prime rate set by Wells Fargo Bank, or the federal funds effective rate plus 0.50%, plus a margin equal to 1.00%. The terms of the previously outstanding borrowings were also modified to include a 1.00% prepayment premium corresponding to the prepayment premium applicable to the First Amendment term loans and a corresponding “most favored nation” interest provision.

Second Amendment to 2007 Credit Facility

On February 3, 2009, the Company entered into a Second Amendment to the 2007 Credit Facility (the “Second Amendment”).

The Second Amendment, among other things, permits the borrowers to repurchase term loans outstanding under the 2007 Credit Facility at prices below par through one or more Modified Dutch Auctions (as defined in the Second Amendment) through December 31, 2011, provided that: (a) no Default or Event of Default (each as described in the 2007 Credit Facility) under the 2007 Credit Agreement has occurred and is continuing or would result from such repurchases; (b) the sum of Unrestricted Cash and Accessible Borrowing Availability (as defined in the Second Amendment) under the 2007 Credit Facility is greater than or equal to $20,000; and (c) no Extension of Credit (as defined in the Second Amendment) is outstanding under the revolving credit facility before or after giving effect to such repurchases. The Second Amendment further provides that such repurchases may result in the prepayment of term loans on a non-pro rata basis. No debt repurchases were required to be made pursuant to the Second Amendment and no repurchases were made.

The Second Amendment also reduced the aggregate principal amounts available under the 2007 Credit Facility, as follows: (a) for revolving loans, from $40,000 to $20,000; (b) for the letter of credit subfacility, from $15,000 to $5,000; and (c) for the swingline loan subfacility, from $10,000 to $5,000.

In addition, the Second Amendment provides that Holdco may not incur additional term debt under the 2007 Credit Facility unless the Senior Secured Incurrence Test (as defined in the Second Amendment) is less than 4.00 to 1 and the current Incurrence Test (as defined in the Second Amendment) is satisfied. At December 30, 2012, Holdco was not able to incur additional debt under the 2007 Credit Facility.

In conjunction with the Second Amendment, the Company incurred and expensed approximately $550 of fees. The existing unamortized deferred financing fees that should be written off, in accordance with FASB ASC Topic 855, “Debt”, as a result of the decrease in borrowing capacity were not significant. The Company determined that the approximate net impact of $400 was immaterial and as a result the Company expensed the $550 of new fees and continues to amortize the existing deferred financing fees.

Agency Amendment to 2007 Credit Facility

On April 1, 2011, the borrowers entered into an Agency Succession and Amendment Agreement, dated as of March 30, 2011, to the 2007 Credit Facility (the “Agency Amendment”).

Pursuant to the Agency Amendment, among other things, (a) Wells Fargo Bank resigned as Agent and (b) Gleacher was appointed as Agent. In addition, the Agency Amendment effected certain amendments to the 2007 Credit Facility that provide that (x) the Agent need not be a lender under the 2007 Credit Facility and (y) the lenders holding a majority of the outstanding term loans and loan commitments under the 2007 Credit Facility have (i) the right, in their discretion, to remove the Agent and (ii) the right to make certain decisions and exercise certain powers under the 2007 Credit Facility that had previously been within the discretion of the Agent.

2007 Credit Facility Excess Cash Flow Payment and Outstanding Balance

As required by the 2007 Credit Facility, as amended, on March 15, 2012 and March 2, 2011, the Company made principal payments of $4,600 and $11,249, respectively, which represented 50% of the Excess Cash Flow related to the fiscal years ended January 1, 2012 and December 31, 2010, respectively. As of December 30, 2012, a total of $1,174,098 was outstanding under the 2007 Credit Facility; consisting of $658,281 under the term loan facility, $245,627 under the delayed draw term loan facility, and $270,190 under the incremental term loan facility. No amounts were outstanding under the revolving credit facility. Following the filing of this Annual Report (Form 10-K) on March 7, 2013 the Company expects to make a principal payment of $6,648, which represents 50% of the Excess Cash Flow related to the fiscal year ended December 30, 2012, as required by the 2007 Credit Facility, as amended. This amount has been classified as current portion of long-term debt in the accompanying Consolidated Balance Sheet at December 30, 2012.

Compliance with Covenants

The Company currently is in compliance with all of the covenants and obligations under the 2007 Credit Facility, as amended. However, due to restrictive covenants and conditions within the facility, the Company currently does not have the ability to draw upon the revolving credit facility portion of the 2007 Credit Facility for any immediate short-term funding needs or to incur additional long-term debt and do not expect to be able to do so in the foreseeable future.

2008 Bridge Facility

On February 15, 2008, GateHouse Media Intermediate Holdco, Inc., a subsidiary of the Company, and the Company entered into the 2008 Bridge Facility with Barclays Capital (“Barclays”), as subsequently modified and amended. The 2008 Bridge Facility originally provided for a $20,600 secured term loan facility. On June 7, 2010, the Company paid off in full the remaining balance under the 2008 Bridge Facility.

Preferred Stock Agreement with Subsidiary

On August 21, 2008, FIF III Liberty Holdings LLC (“FIF III”) purchased an aggregate of $11,500 in 10% cumulative preferred stock of GateHouse Media Macomb Holdings, Inc. (“Macomb”), an operating subsidiary of the Company. Macomb, an Unrestricted Subsidiary under the terms of the 2007 Credit Facility, used the proceeds from such sale of preferred stock to make an $11,500 cash investment in Holdco non-voting 10% cumulative preferred stock. On December 7, 2010, FIF III exercised its right to require the Company to purchase its Macomb preferred stock. During the five-year period following the full repayment by the Company of its 2008 Bridge Facility, which repayment occurred in the second quarter of 2010, FIF III had the right to require the Company to purchase the preferred stock. The Company paid the purchase price of $14,144 on December 8, 2010, which represented the sum of original purchase price of $11,500 paid by FIF III for the Macomb preferred stock and accrued but unpaid dividends of $2,644. FIF III is an affiliate of Fortress Investment Group, LLC, the owner of approximately 39.6% of the Company’s outstanding Common Stock.

Fair Value

The fair value of the Company’s total long-term debt, determined based on the average yield to maturity of publicly traded debt with similar ratings and consistent maturities and terms, Level 2 inputs (see Note 16), was approximately $715,000. The average yield to maturity of such publicly traded debt used in valuing the Company’s debt ranged from 6.9% to 52.0% with an average of 19.7%. The fair value is an estimate based on publicly available information and may not necessarily represent the fair market value in an arm’s length transaction.

Payment Schedule

As of December 30, 2012, scheduled principal payments of outstanding debt are as follows:

2013	6,648
2014	1,167,450

$1,174,098
Less: Short-Term Debt	6,648

Long-Term Debt	$1,167,450

(9) Derivative Instruments

The Company uses certain derivative financial instruments to hedge the aggregate risk of interest rate fluctuations with respect to its long-term debt, which requires payments based on a variable interest rate index. These risks include: increases in debt rates above the earnings of the encumbered assets, increases in debt rates resulting in the failure of certain debt ratio covenants, increases in debt rates such that assets can no longer be refinanced, and earnings volatility.

In order to reduce such risks, the Company primarily uses interest rate swap agreements to change floating-rate long term debt to fixed-rate long-term debt. This type of hedge is intended to qualify as a “cash-flow hedge” under ASC 815. For these instruments, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive loss in the Consolidated Statement of Stockholders’ Equity (Deficit) and recognized in the Consolidated Statement of Operations and Comprehensive Income (Loss) in the same period in which the hedged transaction impacts earnings. The ineffective portion of the change in the fair value of the derivative is immediately recognized in earnings.

Fair Values of Derivative Instruments

	Liability Derivatives
	December 30, 2012		January 1, 2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivative designed as hedging instruments under ASC 815
Interest rate swaps	Derivative Instruments	$45,724	Derivative Instruments	$51,576

Total derivatives		$45,724		$51,576

The Effect of Derivative Instruments on the Statement of Operations and Comprehensive Income (Loss)

for the Years Ended December 30, 2012, January 1, 2012 and December 31, 2010

Derivatives in ASC 815 Cash Flow Hedging Relationships	Location of Gain or (Loss) Recognized in Income on	Amount of Gain or (Loss) Recognized in Income on Derivative
	Derivative	2012	2011	2010
Interest rate swaps	Gain (loss) on derivative instruments	$1,635	$913	$(8,277)

Derivatives in ASC 815 Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)			Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)			Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	2012	2011	2010		2012	2011	2010		2012	2011	2010
Interest rate swaps	$5,832	$13,829	$(20,801)	Interest income/ (expense)	$(28,771)	$(29,560)	$(38,209)	Other income/ (expense)	$20	$85	$(167)

On June 23, 2005, the Company entered into and designated an interest rate swap based on a notional amount of $300,000 maturing June 2012 as a cash flow hedge. Under the swap agreement, the Company received interest equivalent to one month LIBOR and pays a fixed rate of 4.135%, with settlements occurring monthly. On February 20, 2006, the Company redesignated the same interest rate swap as a cash flow hedge for accounting purposes. At December 31, 2006, the swap no longer qualified as an effective hedge. Therefore, the balance in accumulated other comprehensive income has been reclassified into earnings over the life of the hedged item. On January 1, 2007, the Company redesignated the same interest rate swap as a cash flow hedge for accounting purposes. On August 18, 2008, the Company terminated the swap and entered into a settlement agreement with Goldman Sachs in the aggregate amount of $18,947, which also includes the termination of the swap having a notional value of $270,000. The balance in accumulated other comprehensive income is reclassified into earnings over the remaining life of the item previously hedged. During the twelve months ended December 30, 2012, ($1,615) was amortized and recognized through earnings relating to balances in accumulated other comprehensive income and the associated deferred income taxes of $148 were recognized in income tax expense. As of December 30, 2012, all amounts in accumulated other comprehensive income have been reclassified into earnings.

In connection with financing obtained in 2006, the Company entered into and designated an interest rate swap based on a notional amount of $270,000 maturing July 2011 as a cash flow hedge. Under the swap agreement, the Company received interest equivalent to one month LIBOR and pays a fixed rate of 5.359%, with settlements occurring monthly. On January 1, 2007, the swap was redesignated. Therefore, the balance in accumulated other comprehensive income has been reclassified into earnings over the life of the hedged item. On August 18, 2008, the Company terminated the swap and entered into a settlement agreement with Goldman Sachs in the aggregate amount of $18,947 which also includes the termination of the swap having a notional value of $300,000. The balance in accumulated other comprehensive income is reclassified into earnings over the remaining life of the item previously hedged. As of December 30, 2012, all amounts in accumulated other comprehensive income have been reclassified into earnings.

In connection with the 2007 Credit Facility, the Company entered into and designated an interest rate swap based on a notional amount of $100,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one-month LIBOR and pays a fixed rate of 5.14%, with settlements occurring monthly. During the year ended December 30, 2012, the fair value of the swap increased by $969, net, of which $0 was recognized through earnings and $969 was recognized through accumulated other comprehensive income.

In connection with the 2007 Credit Facility, the Company entered into and designated an interest rate swap based on a notional amount of $250,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one-month LIBOR and pays a fixed rate of 4.971%, with settlements occurring monthly. During the year ended December 30, 2012, the fair value of the swap increased by $2,293, net, of which $3 was recognized through earnings and $2,290 was recognized through accumulated other comprehensive income.

In connection with the First Amendment to the 2007 Credit Facility, the Company entered into and designated an interest rate swap based on a notional amount of $200,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one-month LIBOR and pays a fixed rate of 5.079% with settlements occurring monthly. During the year ended December 30, 2012, the fair value of the swap increased by $1,900, net, of which a decrease of $20 was recognized through earnings and an increase of $1,920 was recognized through accumulated other comprehensive income.

During September, 2007, the Company entered into and designated an interest rate swap based on a notional amount of $75,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one-month LIBOR and pays a fixed rate of 4.941% with settlements occurring monthly. During the year ended December 30, 2012, the fair value of the swap increased by $690, net, of which $37 was recognized through earnings and $653 was recognized through accumulated other comprehensive income.

Upon the maturity of a redesignated hedge the Company reviewed all amounts in accumulated other comprehensive income and determined $240 should be reclassified from the derivative to the pension balance during the twelve months ended January 1, 2012.

The aggregate amount of unrealized loss related to derivative instruments recognized in other comprehensive loss as of December 30, 2012 and January 1, 2012 was $45,651 and $50,017, respectively.

(10) Income Taxes

Income tax expense (benefit) on loss from continuing operations for the periods shown below consisted of:

	Current	Deferred	Total
Year ended December 30, 2012:
U.S. Federal	$149	$—	$149
State and local	(356)	—	(356)

	$(207)	—	$(207)

Year ended January 1, 2012:
U.S. Federal	$(1,368)	$—	$(1,368)
State and local	(435)	—	(435)

	$(1,803)	—	$(1,803)

Year ended December 31, 2010:
U.S. Federal	$—	$—	$—
State and local	(155)	—	(155)

	$(155)	—	$(155)

Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income (loss) from continuing operations before income taxes as a result of the following:

	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended December 31, 2010
Computed “expected” tax benefit	$(9,303)	$(8,171)	$(8,755)
Increase (decrease) in income tax benefit resulting from:
State and local income taxes, net of federal benefit	20	(367)	—
Nondeductible meals, entertainment, and other expenses	393	358	82
Return to provision adjustment	288	6	(60)
Impairment of Non-Deductible Goodwill	—	51	—
Change in valuation allowance	8,462	6,183	7,755
Increase (decrease) to provision for unrecognized tax benefits	(356)	120	(155)
Preferred stock dividend	—	—	899
Other	289	17	79

	$(207)	$(1,803)	$(155)

During the year ended December 30, 2012, the income tax benefit, net of income tax valuation allowance, was $207.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of December 30, 2012 and January 1, 2012 are presented below:

	December 30, 2012	January 1, 2012
Current deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$962	$1,165
Accrued expenses	12,077	12,976
Inventory capitalization	2,356	2,356

Gross current deferred tax assets	15,395	16,497
Less valuation allowance	(15,395)	(16,497)

Net current deferred tax assets	—	—

Non-current deferred tax assets:
Derivative instruments	17,870	20,219
Pension and other postretirement benefit obligation	8,922	7,489
Long-lived and intangible assets, principally due to differences in depreciation and amortization	160,131	183,794
Net operating losses	242,272	204,955

Gross non-current deferred tax assets	429,195	416,457
Less valuation allowance	(429,195)	(416,457)

Net non-current deferred tax assets	—	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

During the year ended December 31, 2010, the valuation allowance increased by $10,980, of which $5,617 was charged to earnings and $5,363 was recorded through accumulated other comprehensive income. During the year ended January 1, 2012, the valuation allowance increased by $2,707 of which $6,551 was charged to earnings and $3,844 was recorded as a reduction through accumulated other comprehensive income. During the year ended December 30, 2012, the valuation allowance increased by $11,636 of which $11,795 was charged to earnings, $513 was charged to discontinued operations, and $672 was recorded as a reduction through accumulated other comprehensive income.

At December 30, 2012, the Company had net operating loss carryforwards for Federal and state income tax purposes of approximately $632,120, which are available to offset future taxable income, if any. These Federal and state net operating loss carryforwards begin to expire on various dates from 2018 through 2031. A portion of these net operating losses are subject to the limitations of Internal Revenue Code (the “Code”) Section 382. This section provides limitations on the availability of net operating losses to offset current taxable income if significant ownership changes have occurred for Federal tax purposes.

At December 30, 2012, the Company had uncertain tax positions of $4,677 which, if recognized, would impact the effective tax rate. The Company did not record significant amounts of interest and penalties related to uncertain tax positions for the year ended December 30, 2012. Certain amounts were recognized in 2012 due to expiration of the statute of limitations.

A reconciliation of the beginning and ending amount of uncertain tax positions for the years ended December 30, 2012 and January 1, 2012 are as follows:

Balance as of January 1, 2011	$4,913
Increases based on tax positions prior to 2011	120

Uncertain tax positions as of January 1, 2012	$5,033
Decreases based on tax positions prior to 2012	(399)
Increases based on tax positions prior to 2012	43

Uncertain tax positions as of December 30, 2012	$4,677

The Company does not anticipate significant increases or decreases in our uncertain tax positions within the next twelve months. The Company recognizes penalties and interest relating to uncertain tax positions in the provision for income taxes.

The Company files a U.S. federal consolidated income tax return for which the statute of limitations remains open for the 2009 tax year and beyond. U.S. state jurisdictions have statute of limitations generally ranging from 3 to 6 years.

(11) Earnings (Loss) Per Share

The following table sets forth the computation of basic and diluted earnings (loss) per share (“EPS”):

	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended December 31, 2010
Numerator for earnings per share calculation:
Loss from continuing operations	$(27,463)	$(20,950)	$(25,502)
Loss from discontinued operations	(2,340)	(699)	(542)

Net loss	$(29,803)	$(21,649)	$(26,044)
Denominator for earnings per share calculation:
Basic weighted average shares outstanding	58,041,907	57,949,815	57,723,353
Dilutive securities, including restricted share grants	—	—	—

Diluted weighted average shares outstanding	58,041,907	57,949,815	57,723,353
Loss per share—basic and diluted:
Loss from continuing operations	$(0.47)	$(0.36)	$(0.44)
Loss from discontinued operations	(0.04)	(0.01)	(0.01)

Net loss	$(0.51)	$(0.37)	$(0.45)

During the years ended December 30, 2012, January 1, 2012 and December 31, 2010, 25,424, 84,181 and 299,560 RSGs, respectively, were excluded from the computation of diluted loss per share because their effect would have been antidilutive.

(12) Employee Benefit Plans

The Company maintains a GateHouse Media, Inc. defined contribution plan (the “Defined Plan”) designed to conform to IRS rules for 401(k) plans for all of its employees satisfying minimum service requirements as set forth under the plan. The plan allows for a matching contribution at the discretion of the Company. Employees can contribute amounts up to 100% of their eligible gross wages to the plan, subject to IRS limitations. The Company implemented a Companywide matching contribution on January 1, 2008 and discontinued offering such matching contribution across the Company on January 1, 2009. Effective January 2, 2012 the Company reinstated the matching contribution across the Company. During fiscal 2010 and 2011 the Company only offered a matching contribution to certain groups of the Company’s employees. The Company’s current match ranges from 50% to 100% of a specified portion of employee contribution, which specified portion ranges from 1% to 6% of eligible gross wages. During the year ended December 30, 2012, when the Company offered a matching contribution across the entire Company, the Company’s matching contribution to the plan was $1,033. During the years ended January 1, 2012 and December 31, 2010, when the Company did not offer a matching contribution across the entire Company, the Company’s matching contributions to the plan were $117 and $102, respectively.

The Company maintains three nonqualified deferred compensation plans, as described below, for certain of its employees.

The Company maintains the GateHouse Media, Inc. Publishers’ Deferred Compensation Plan (“Publishers Plan”), a nonqualified deferred compensation plan for the benefit of certain designated publishers of the Company’s newspapers. Under the Publishers Plan, the Company credits an amount to a bookkeeping account established for each participating publisher pursuant to a pre-determined formula, which is based upon the gross operating profits of each such publisher’s newspaper. The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. The amounts credited to the bookkeeping account on behalf of each participating publisher vest on an installment basis over a period of 15 years. A participating publisher forfeits all amounts under the Publishers Plan in the event that the publisher’s employment with the Company is terminated for “cause”, as defined in the Publishers Plan. Amounts credited to a participating publisher’s bookkeeping account are distributable upon termination of the publisher’s employment with the Company and will be made in a lump sum or installments as elected by the publisher. The Publisher’s Plan was frozen effective as of December 31, 2006, and all accrued benefits of participants under the terms of the Publisher’s Plan became 100% vested. The Company recorded $0, $0 and $0 of compensation expense related to the Publishers Plan for the years ended December 30, 2012, January 1, 2012 and December 31, 2010, respectively.

The Company maintains the GateHouse Media, Inc. Executive Benefit Plan (“Executive Benefit Plan”), a nonqualified deferred compensation plan for the benefit of certain key employees of the Company. Under the Executive Benefit Plan, the Company credits an amount, determined at the Company’s sole discretion, to a bookkeeping account established for each participating key employee.

The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. The amounts credited to the bookkeeping account on behalf of each participating key employee vest on an installment basis over a period of 5 years. A participating key employee forfeits all amounts under the Executive Benefit Plan in the event that the key employee’s employment with the Company is terminated for “cause”, as defined in the Executive Benefit Plan. Amounts credited to a participating key employee’s bookkeeping account are distributable upon termination of the key employee’s employment with the Company, and will be made in a lump sum or installments as elected by the key employee. The Executive Benefit Plan was frozen effective as of December 31, 2006, and all accrued benefits of participants under the terms of the Executive Benefit Plan became 100% vested. The Company recorded $0, $0 and $0 of compensation expense related to the Executive Benefit Plan for the years ended December 30, 2012, January 1, 2012 and December 31, 2010, respectively.

The Company maintains the GateHouse Media, Inc. Executive Deferral Plan (“Executive Deferral Plan”), a nonqualified deferred compensation plan for the benefit of certain key employees of the Company. Under the Executive Deferral Plan, eligible key employees may elect to defer a portion of their compensation for payment at a later date. Currently, the Executive Deferral Plan allows a participating key employee to defer up to 100% of his or her annual compensation until termination of employment or such earlier period as elected by the participating key employee. Amounts deferred are credited to a bookkeeping account established by the Company for this purpose. The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. Amounts deferred under the Executive Deferral Plan are fully vested and non-forfeitable. The amounts in the bookkeeping account are payable to the key employee at the time and in the manner elected by the key employee.

(13) Pension and Postretirement Benefits

As a result of the Enterprise News Media, LLC and Copley Press, Inc. acquisitions, the Company maintains a pension plan and postretirement medical and life insurance plans which cover certain employees. The Company uses the accrued benefit actuarial method and best estimate assumptions to determine pension costs, liabilities and other pension information for defined benefit plans.

The Enterprise News Media, LLC pension plan was amended to freeze all future benefit accruals as of December 31, 2008, except for a select group of union employees whose benefits were frozen during 2009. Also, during 2008 the medical and life insurance benefits were frozen and the plan was amended to limit future benefits to a select group of active employees under the Enterprise News Media, LLC postretirement medical and life insurance plan.

The following provides information on the pension plan and postretirement medical and life insurance plan as of December 30, 2012 and January 1, 2012, for the years ended December 30, 2012 and January 1, 2012.

	Pension	Postretirement	Pension	Postretirement
	Year Ended December 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended January 1, 2012
Change in projected benefit obligation:
Benefit obligation at beginning of period	$23,926	$6,461	$23,142	$6,413
Service cost	300	40	200	42
Interest cost	1,203	273	1,238	303
Actuarial loss	3,422	187	946	23
Benefits and expenses paid	(1,725)	(282)	(1,600)	(321)
Participant contributions	—	14	—	18
Employer implicit subsidy fulfilled	—	(27)	—	(17)

Projected benefit obligation at end of period	$27,126	$6,666	$23,926	$6,461

Change in plan assets:
Fair value of plan assets at beginning of period	$16,498	$—	$17,101	$—
Actual return on plan assets	2,353	—	(372)	—
Employer contributions	1,115	268	1,369	303
Employer implicit subsidy contribution	—	27	—	17
Participant contributions	—	14	—	18
Employer implicit subsidy fulfilled	—	(27)	—	(17)
Benefits paid	(1,402)	(282)	(1,295)	(321)
Expenses paid	(323)	—	(305)	—

Fair value of plan assets at end of period	$18,241	$—	$16,498	$—

	Pension	Postretirement	Pension	Postretirement
	Year Ended December 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended January 1, 2012
Reconciliation of funded status:
Benefit obligation at end of period	$(27,126)	$(6,666)	$(23,926)	$(6,461)
Fair value of assets at end of period	18,241	—	16,498	—
Funded status	(8,885)	(6,666)	(7,428)	(6,461)
Unrecognized prior service cost	—	(1,525)	—	(2,155)
Unrecognized actuarial (gain) loss	8,294	220	6,289	206

Net accrued benefit cost	$(591)	$(7,971)	$(1,139)	$(8,410)

Balance sheet presentation:
Accrued liabilities	$—	$423	$—	$393
Pension and other postretirement benefit obligations	8,885	6,243	7,428	6,068
Accumulated other comprehensive income	(8,294)	1,305	(6,289)	1,949

Net accrued benefit cost	$591	$7,971	$1,139	$8,410

Components of net periodic benefit cost:
Service cost	$300	$40	$200	$42
Interest cost	1,203	273	1,238	303
Expected return on plan assets	(1,275)	—	(1,324)	—
Amortization of prior service cost	—	(457)	—	(457)
Amortization of unrecognized (gain) loss	382	—	82	—

Net periodic benefit cost	$610	$(144)	$196	$(112)

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss	$2,343	$187	$2,640	$23
Amortization of net actuarial loss	(383)	—	(83)	—
Amortization of prior service credit	—	457	—	457
Other adjustment	43	—	(240)	—

Total recognized in other comprehensive income	$2,003	$644	$2,317	$480

Comparison of obligations to plan assets:
Projected benefit obligation	$27,126	$6,666	$23,926	$6,461
Accumulated benefit obligation	27,126	6,666	23,926	6,461
Fair value of plan assets	18,241	—	16,498	—

The following assumptions were used in connection with the Company’s actuarial valuation of its defined benefit pension and postretirement plans:

	Pension	Postretirement	Pension	Postretirement
	Year Ended December 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended January 1, 2012
Weighted average discount rate	4.1%	3.6%	5.1%	4.4%
Rate of increase in future compensation levels	—	—	—	—
Expected return on assets	7.75%	—	7.75%	—
Current year trend	—	7.7%	—	8.1%
Ultimate year trend	—	4.8%	—	4.8%
Year of ultimate trend	—	2022	—	2021

The following assumptions were used to calculate the net periodic benefit cost for the Company’s defined benefit pension and post retirement plans:

	Pension	Postretirement	Pension	Postretirement
	Year Ended December 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended January 1, 2012
Weighted average discount rate	5.1%	4.4%	5.7%	5.3%
Rate of increase in future compensation levels	—	—	—	—
Expected return on assets	7.75%	—	7.75%	—
Current year trend	—	8.1%	—	8.5%
Ultimate year trend	—	4.8%	—	4.8%
Year of ultimate trend	—	2022	—	2021

To determine the expected long-term rate of return on pension plan assets, the Company considers the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets, input from the actuaries and investment consultants, and long-term inflation assumptions. The expected allocation of pension plan assets is based on a diversified portfolio consisting of domestic and international equity securities and fixed income securities. This expected return is then applied to the fair value of plan assets. The Company amortizes experience gains and losses, including the effects of changes in actuarial assumptions and plan provisions over a period equal to the average future service of plan participants.

Amortization of prior service costs was calculated using the straight-line method over the average remaining service periods of the employees expected to receive benefits under the plan.

Postretirement
Year Ended December 30, 2012
Effect of 1% increase in health care cost trend rates
APBO	$7,092
Dollar change	$426
Percent change	6.4%
Effect of 1% decrease in health care cost trend rates
APBO	$6,308
Dollar change	$(358)
Percent change	(5.4)%

Fair Value of plan assets are measured on a recurring basis using quoted market prices in active markets for identical assets, Level 1 input. The pension plan’s assets by asset category are as follows:

	December 30, 2012		January 1, 2012
	Dollar	Percent	Dollar	Percent
Equity mutual funds	$12,299	67%	$10,105	61%
Fixed income mutual funds	5,320	29%	5,353	33%
Cash and cash equivalents	575	3%	346	2%
Other	47	1%	694	4%

Total	$18,241	100%	$16,498	100%

Plan fiduciaries of the George W. Prescott Publishing Company LLC Pension Plan set investment policies and strategies for the pension trust. Objectives include preserving the funded status of the plan and balancing risk against return. The general target allocation is 70% in equity funds and 30% in fixed income funds for the plan’s investments. To accomplish this goal, each plan’s assets are actively managed by outside investment managers with the objective of optimizing long-term return while maintaining a high standard of portfolio quality and proper diversification. The Company monitors the maturities of fixed income securities so that there is sufficient liquidity to meet current benefit payment obligations.

The following benefit payments, which reflect expected future services, as appropriate, are expected to be paid as follows:

	Pension	Postretirement
2013	$1,451	$430
2014	1,451	428
2015	1,498	433
2016	1,528	428
2017	1,536	393
2018-2022	7,942	1,743

Employer contribution expected to be paid during the year ending December 31, 2013	$1,147	$430

The postretirement plans are not funded.

The aggregate amount of net actuarial loss and prior service cost related to the Company’s pension and post retirement plans recognized in other comprehensive income as of December 30, 2012 was $6,991.

Multiemployer Plans

The Company is a participant in three multi-employer pension plans covering certain employees with Collective Bargaining Agreements (“CBAs”) in Ohio, Massachusetts and Illinois. The risks of participating in these multi-employer plans are different from single-employer plans in the following aspects:

•	The Company plays no part in the management of plan investments or any other aspect of plan administration.

•	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•	If the Company chooses to stop participating in some of its multi-employer plans, the Company may be required to pay those plans an amount based on the unfunded status of the plan, referred to as withdrawal liability.

The Company’s participation in these plans for the year ended December 30, 2012, is outlined in the table below. The “EIN/Pension Plan Number” column provides the Employee Identification Number (EIN) and the three-digit plan number. Unless otherwise noted, the two most recent Pension Protection Act (PPA) zone statuses available are for the plan’s for the years ended December 30, 2012 and January 1, 2012, respectively. The zone status is based on information that the company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded; plans in the orange zone are both a) less than 80% funded and b) have an accumulated/expected funding deficiency in any of the next six plan years, net of any amortization extensions; plans in the yellow zone meet either one of the criteria mentioned in the orange zone; and plans in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. The last column lists the expiration date(s) of the collective-bargaining agreement(s) to which the plans are subject.

The Company makes all required contributions to these plans as determined under the respective CBAs. For each of the plans listed below, the Company’s contribution represented less than 5% of total contributions to the plan.

		Zone		FIP/RP Status	Contributions
	EIN Number/	Status		Pending/	(in thousands)			Surcharge	Expiration
Pension Plan Name	Plan Number	2012	2011	Implemented	2012	2011	2010	Imposed	Dates of CBAs
CWA/ITU Negotiated Pension Plan	13-6212879/001	Red	Red	Implemented	$13	$9	$8	No	Under negotiation

GCIU—Employer Retirement Benefit Plan (a)(b)	91-6024903/001	Red	Red	Implemented	89	87	89	No	11/14/2014

The Newspaper Guild International Pension Plan (a)	52-1082662/001	Red	Red	Implemented	49	130	146	No	09/30/2014

Total					$151	$226	$243

(a)	This plan has elected to utilize special amortization provisions provided under the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010.
(b)	During the fiscal year 2012 the Company accrued $1,185 related to this plan due to the discontinuance of press operations at its Suburban Chicago location.

(14) Stock Compensation Plans

Omnibus Stock Incentive Plan

On October 5, 2006, the Company adopted a new equity incentive plan for its employees, the GateHouse Media, Inc. Omnibus Stock Incentive Plan (the “Plan”) and presented the Plan to the Company’s stockholders’ for approval, which was received on October 6, 2006. The Plan provides for the issuance of stock options, stock appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other stock-based awards. A total of 2,000,000 shares of the Company’s common stock were initially reserved for issuance under the Plan, provided however, that commencing on the first day of each fiscal year beginning in calendar year 2007, the number of shares reserved and available for issuance is increased by an amount equal to 100,000. All such shares of the Company’s common stock that are available for the grant of awards under the Plan may be granted as incentive stock options. Section 162(m) of the Internal Revenue Code (the “Code”) states that the maximum aggregate number of shares that is subject to stock options or stock appreciation rights that may be granted to any individual during any fiscal year is 400,000 and the maximum aggregate number of shares that is subject to awards of restricted stock, deferred shares, unrestricted shares or other stock-based awards that may be granted to any individual during any fiscal year is 400,000.

The Plan is administered by the Company’s board of directors, although it may be administered by either the board of directors or any committee of the board of directors including a committee that complies with the applicable requirements of Section 162(m) of the Code, Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements.

Except as otherwise provided by the Plan administrator, on the first business day after the Company’s annual meeting of stockholders and each such annual meeting thereafter during the term of the Plan, each of the Company’s independent directors who is serving following such annual meeting will automatically be granted under the Plan a number of unrestricted shares of common stock having a fair market value of $15 as of the date of grant; however, those of the Company’s independent directors who were granted restricted common stock upon the consummation of the IPO will not be eligible to receive these automatic annual grants.

The terms of the Plan provide that the board of directors may amend, alter or discontinue the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The Plan administrator, however, reserves the right to amend, modify, or supplement an award to either bring it into compliance with Section 409A of the Code, or to cause the award to not be subject to such section. The Plan will terminate on October 5, 2016.

As of December 30, 2012 and January 1, 2012, a total of 25,424 and 84,181 RSGs were outstanding under the Plan, respectively.

(15) Assets Held for Sale

As of December 30, 2012 and January 1, 2012, the Company intended to dispose of various assets which are classified as held for sale on the consolidated balance sheet in accordance with ASC 360. The following table summarizes the major classes of assets and liabilities held for sale at December 30, 2012 and January 1, 2012:

	December 30, 2012	January 1, 2012
Long-term assets held for sale:
Property, plant and equipment, net	$474	$934

Total long-term assets held for sale	$474	$934

These assets are real property and no publication related assets are included.

During the years ended December 30, 2012 and January 1, 2012 the Company recorded an impairment charge in the amount of $2,128 and $355, respectively, related to property, plant and equipment which were classified as held for sale, refer to Note 16 for fair value measurement discussion.

(16) Fair Value Measurement

The Company measures and records in the accompanying consolidated financial statements certain assets and liabilities at fair value on a recurring basis. ASC 820 establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs).

These inputs are prioritized as follows:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities or market corroborated inputs; and

•	Level 3: Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants price the asset or liability.

The valuation techniques that may be used to measure fair value are as follows:

•	Market approach – Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;

•	Income approach – Uses valuation techniques to convert future amounts to a single present amount based on current market expectation about those future amounts;

•	Cost approach – Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

The following table provides information for the Company’s major categories of financial assets and liabilities measured or disclosed at fair value on a recurring basis:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements	Valuation Technique
As of January 1, 2012
Assets
Cash and cash equivalents	$19,212	$—	$—	$19,212	Income
Restricted cash	6,167	—	—	6,167	Income
Liabilities
Derivatives (1)	$—	$—	$51,576	$51,576	Income
As of December 30, 2012
Assets
Cash and cash equivalents	$34,527	$—	$—	$34,527	Income
Restricted cash	6,467	—	—	6,467	Income
Liabilities
Derivatives (1)	$—	$—	$45,724	$45,724	Income

(1)	Derivative assets and liabilities include interest rate swaps which are measured using the Company’s estimates of the assumptions a market participant would use in pricing the derivative. The fair value of the interest rate derivative is determined based on the upper notional band using cash flows discounted at the relevant market interest rates in effect at the period close and incorporates an assessment of the risk of non-performance by the interest rate derivative counterparty in valuing derivative assets and an evaluation of the Company’s credit risk in valuing derivative liabilities.

The following table reflects the activity of our derivative liabilities measured at fair value using significant unobservable inputs (Level 3) for year ended December 30, 2012:

Derivative Liabilities
Balance as of January 1, 2012	$51,576
Total (gains) losses, net:
Included in earnings	(20)
Included in other comprehensive income	(5,832)

Balance as of December 30, 2012	$45,724

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). During the quarters ended April 1, 2012 and January 1, 2012, goodwill was written down to implied fair value using Level 3 inputs. The valuation techniques utilized to measure fair value are discussed in Note 5.

Refer to Note 8 for the discussion on the fair value of the Company’s total long-term debt.

Refer to Note 13 for the discussion on the fair value of the Company’s pension plan.

During the years ended December 30, 2012 and January 1, 2012, the Company recorded an impairment charge in the amount of $2,128 and $355, respectively, related to property, plant and equipment which were classified as held for sale. The Company used assessed values and current market data, Level 2 inputs, to determine the fair value. Additionally, during the three months ended June 26, 2011, the Company wrote-off presses having a net book value of $1,696 related to the consolidation of its print operations, utilizing recent sale activity, Level 2 inputs.

(17) Commitments and Contingencies

The Company becomes involved from time to time in claims and lawsuits incidental to the ordinary course of its business, including with respect to such matters as libel, invasion of privacy, intellectual property infringement, wrongful termination actions, and complaints alleging employment discrimination. In addition, the Company is involved from time to time in governmental and administrative proceedings concerning employment, labor, environmental and other claims. Insurance coverage maintained by the Company mitigates potential loss for certain of these matters. Historically, such claims and proceedings have not had a material effect upon the Company’s consolidated results of operations or financial condition. While the Company is unable to predict the ultimate outcome of any currently outstanding legal actions, it is the opinion of the Company’s management that it is a remote possibility that the disposition of these matters would have a material adverse effect upon the Company’s consolidated results of operations, financial condition or cash flow.

Restricted cash at December 30, 2012 and January 1, 2012, in the aggregate amount of $6,467 and $6,167, respectively, is used to collateralize standby letters of credit in the name of the Company’s insurers in accordance with certain insurance policies and as cash collateral for certain business operations.

(18) Related-Party Transactions

Fortress Investment Group, LLC

On May 9, 2005, FIF III, FIF III Liberty Acquisitions, LLC, a wholly-owned subsidiary of FIF III (“Merger Subsidiary”), and the Company entered into an agreement that provided for the merger of Merger Subsidiary with and into the Company, with the Company continuing as a wholly-owned subsidiary of FIF III (the “Merger”). The Merger was completed on June 6, 2005. FIF III is an affiliate of Fortress Investment Group LLC.

As of December 30, 2012, Fortress Investment Group LLC and its affiliates (“Fortress”) beneficially owned approximately 39.6% of the Company’s outstanding common stock.

In addition, the Company’s Chairman, Wesley Edens, is also the Co-Chairman of the board of directors of Fortress Investment Group LLC. The Company does not pay Mr. Edens a salary or any other form of compensation.

Affiliates of Fortress own $410,862 of the $1,174,098 outstanding under the 2007 Credit Facility, as amended as of March 7, 2013, of which $49,085 is still waiting to be settled. These amounts were purchased on arms’ length terms in secondary market transactions.

On August 21, 2008, FIF III purchased an aggregate of $11,500 in 10% cumulative preferred stock of GateHouse Media Macomb. The preferred stock was issued on August 21, 2008. Macomb, an Unrestricted Subsidiary under the terms of the 2007 Credit Facility, used the proceeds from such sale of preferred stock to make an $11,500 cash investment in Holdco non-voting 10% cumulative preferred stock. On December 7, 2010, FIF III exercised its right to require the Company to purchase its Macomb preferred stock. The Company paid the purchase price of $14,144 on December 8, 2010, which represented the sum of original purchase price of $11,500 paid by FIF III for the Macomb preferred stock and accrued but unpaid dividends of $2,644.

On October 24, 2006, the Company entered into an Investor Rights Agreement with FIF III. The Investor Rights Agreement provides FIF III with certain rights with respect to the nomination of directors to the Company’s board of directors as well as registration rights for securities of the Company owned by Fortress.

The Investor Rights Agreement requires the Company to take all necessary or desirable action within its control to elect to its board of directors so long as Fortress beneficially owns (i) more than 50% of the voting power of the Company, four directors nominated by FIG Advisors LLC, an affiliate of Fortress (“FIG Advisors”), or such other party nominated by Fortress; (ii) between 25% and 50% of the voting power of the Company, three directors nominated by FIG Advisors; (iii) between 10% and 25% of the voting power of the Company, two directors nominated by FIG Advisors; and (iv) between 5% and 10% of the voting power of the Company, one director nominated by FIG Advisors. In the event that any designee of FIG Advisors shall for any reason cease to serve as a member of the board of directors during his term of office, FIG Advisors will be entitled to nominate an individual to fill the resulting vacancy on the board of directors. The Company is also to take all necessary or desirable action to limit the overall size of the Company’s board of directors to not more than seven directors.

Pursuant to the Investor Rights Agreement, the Company has granted FIF III, for so long as it or its permitted transferees beneficially own an amount of the Company’s common stock at least equal to 5% or more of the Company’s common stock issued and outstanding immediately after the consummation of its IPO (a “Registrable Amount”), “demand” registration rights that allow FIF III at any time to request that the Company register under the Securities Act of 1933, as amended, an amount equal to or greater than a Registrable Amount (as defined in the Investor Rights Agreement). Parent is entitled to an aggregate of four demand registrations. The Company is not required to maintain the effectiveness of the registration statement for more than 60 days. The Company is also not required to effect any demand registration within nine months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights and which included at least half of the securities requested by the requestor to be included. The Company is not obligated to grant a request for a demand registration within four months of any other demand registration and may refuse a request for demand registration if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the registration because of the unavailability of audited financial statements.

FIF III also has “piggyback” registration rights that allow FIF III to include the shares of common stock that FIF III and its permitted transferees own in any public offering of equity securities initiated by the Company (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of the Company’s other stockholders that may have registration rights in the future. The “piggyback” registration rights of FIF III are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

The Company has additionally granted FIF III and its permitted transferees for as long as Fortress beneficially owns a Registrable Amount, the right to request shelf registrations on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on the Company’s efforts to keep the shelf registration statement continuously effective and the Company’s right to suspend the use of a shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if the Company determines that certain disclosures required by the shelf registration statement would be detrimental to the Company or the Company’s stockholders.

The Company has agreed to indemnify FIF III and its permitted transferees against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which FIF III and its permitted transferees sells shares of the Company’s common stock, unless such liability arose from FIF III misstatement or omission, and Parent has agreed to indemnify the Company against all losses caused by its misstatements or omissions. The Company will pay all expenses incident to registration and Fortress will pay its respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under such a registration statement.

(19) Discontinued Operations

During the year ended December 31, 2010, the Company discontinued a publication in New York. An impairment loss of $404 is included in discontinued operations on the Consolidated Statement of Operations and Comprehensive Income (Loss) for this period for the aforementioned discontinued operation and previously sold and discontinued operations.

During the year ended December 30, 2012, the Company sold 22 publications in Suburban Chicago, Illinois for an aggregate purchase price of approximately $2,800. As a result, an impairment loss of $1,922 is included in loss from discontinued operations on the Consolidated Statement of Operations and Comprehensive Income (Loss) for this period. Additionally, an impairment loss of $206 is included in loss from discontinued operations net of income taxes on the Consolidated Statement of Operations and Comprehensive Income (Loss) for this period related to previously discontinued operations. The financial position and results of operations of the publications in Suburban Chicago, Illinois are reflected as discontinued operations for all periods presented.

The net revenue during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 for the aforementioned discontinued operations was $8,722, $11,123 and $13,941, respectively. Loss, net of income taxes of $0, during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 for the aforementioned discontinued operations was $2,340, $699 and $542, respectively.

(20) Quarterly Results (unaudited)

	Quarter Ended April 1 (a)	Quarter Ended July 1 (a)	Quarter Ended September 30 (a)	Quarter Ended December 30 (a)
Year Ended December 30, 2012
Revenues	$117,211	$125,970	$119,980	$125,393
Operating income	936	11,644	6,881	10,332
Income (loss) before income taxes	(13,072)	(2,341)	(7,945)	(4,312)
Net income (loss)	(13,241)	(2,690)	(9,313)	(4,559)
Basic income (loss) per share	$(0.23)	$(0.05)	$(0.16)	$(0.08)
Diluted income (loss) per share	$(0.23)	$(0.05)	$(0.16)	$(0.08)

	Quarter Ended March 27 (a)	Quarter Ended June 26 (a)	Quarter Ended September 25 (a)	Quarter Ended January 1 (a)
Year Ended January 1, 2012
Revenues	$117,080	$131,842	$124,295	$141,453
Operating income (loss)	(2,625)	10,394	9,314	18,525
Income (loss) before income taxes	(17,121)	(4,454)	(4,865)	3,687
Net income (loss)	(17,968)	(4,876)	(4,978)	6,173
Basic income (loss) per share	$(0.31)	$(0.08)	$(0.09)	$0.11
Diluted income (loss) per share	$(0.31)	$(0.08)	$(0.09)	$0.11

(a)	Certain amounts differ from those previously reported on Forms 10-Q and 10-K due to the reclassification of discontinued operations as described in Note 19 to the consolidated Financial Statements.

(21) Subsequent Events and Going Concern Considerations

On September 4, 2013, the Company entered into a restructuring support agreement (RSA) with Cortland Products Corp., as administrative agent (the “Administrative Agent”) and certain of the lenders under the Company’s 2007 Credit Facility, including Newcastle Investment Corp. (“Newcastle”) and its affiliates. The terms of the RSA are summarized as follows. This summary only discusses the key terms of the RSA and is not intended to be a complete description of the RSA.

The key terms of the RSA are as follows:

The RSA proposes a restructuring of the Company pursuant to a pre-packaged restructuring plan under Chapter 11 of the Bankruptcy Code (“the Plan”) whereby each Creditor (as defined below) has the option of exchanging its holdings in the Outstanding Debt (as defined below) for either its pro rata share of cash or common stock in a new holding company (such common stock, “New Media Common Stock,” and such holding company from and after the Effective Date, “New Media”) with ownership interests in the reorganized Company (such reorganized Company, “New GateHouse”). New Media is an entity that is unrelated to GateHouse and currently is a wholly-owned subsidiary of Newcastle.

New Media intends to distribute a portion of its estimated EBITDA (as defined in the RSA) less (i) cash taxes; (ii) interest expense; (iii) principal payments under the Financing (as defined below), (iv) capital expenditures; and (v) changes in net working capital to its shareholders and reinvest the remainder for general corporate purposes which may include accretive acquisitions.

The RSA includes the restructuring of the following indebtedness of the Company (the “Outstanding Debt”):

(a)	Indebtedness under the 2007 Credit Facility, consisting of a “Revolving Credit Facility,” a “Term Loan Facility,” a “Delayed Draw Term Loan Facility” and an “Incremental Term Loan Facility” (collectively, the “2007 Credit Facility Claims”). The 2007 Credit Facility Claims consisted of a (i) Revolving Credit Facility of $0 and $0 at December 30, 2012 and June 30, 2013, respectively, (ii) Term Loan Facility of $658,281 and $654,554 at December 30, 2012 and June 30, 2013, respectively, (iii) Delayed Draw Term Loan Facility of $245,627 and $244,236 at December 30, 2012 and June 30, 2013, respectively and (iv) Incremental Term Loan Facility of $270,190 and $268,660 at December 30, 2012 and June 30, 2013, respectively.

(b)	Swap Liability, including (i) $100,000 notional amount executed February 27, 2007, (ii) $250,000 notional amount executed April 4, 2007, (iii) $200,000 notional amount executed April 13, 2007 and (iv) $75,000 notional amount executed September 18, 2007. As of December 31, 2012 and June 30, 2013, the carrying value of the Swap Liability totaled $45,724 and $31,053, respectively.

Holders of the Outstanding Debt are referred to herein as “Creditors.”

Subject to the approval of the U.S. Bankruptcy Court, the RSA proposes a restructuring of the Outstanding Debt as follows:

(a)	Each Creditor of the Outstanding Debt would receive, in full and final satisfaction of its respective claim, at its election (with respect to all or any portion of its claims) to be made in connection with solicitation of the Plan, its pro rata share of:

i.	Cash pursuant to the Cash-Out Offer (described below under “Cash-Out Offer”) (the “Cash-Out Option”); and/or

ii.	(A) 100% of New Media Common Stock (subject to dilution as discussed herein) and (B) 100% of the Net Proceeds (as defined below), if any (collectively, the “New Media Equity Option”).

Creditors that do not make an election during the Solicitation Period (as defined below) with respect to their claims will be deemed to have elected the Cash-Out Option.

(b)	Pension, trade and all other unsecured claims will be unimpaired by the Plan.

(c)	Holders of equity interests in GateHouse Media, including warrants, rights and options to acquire such equity interests (“Existing Equity Holders”), would be cancelled, and Existing Equity Holders will receive 10-year warrants, collectively representing the right to acquire, in the aggregate, equity equal to 5% of the issued and outstanding shares of New Media (subject to dilution) as of the effective date of the Plan (the “Effective Date”), with the strike price per share for such warrants calculated based on a total equity value of New Media prior to the Local Media Contribution (as defined below) of $1,200,000 as of the Effective Date. New Media Warrants will not have the benefit of antidilution protections, other than customary protections including for stock splits and stock dividends. Existing equity interests will be cancelled under the Plan.

Cash-Out Offer

In connection with the restructuring, Newcastle (“Plan Sponsor”) (or its designated affiliates) has offered to purchase, in cash, an amount equal to 40.0% of the sum of (a) $1,167,450 of principal of the claims under the 2007 Credit Facility, plus (b) accrued and unpaid interest at the applicable contract non-default rate with respect thereto, plus (c) all amounts due under and subject to the terms of the interest rate swaps secured under the 2007 Credit Facility (for the avoidance of doubt, excluding any default interest) on the Effective Date of the Plan. The Cash-Out Offer will be coterminous with the Solicitation Period (as defined below).

Registration Rights

As of the Effective Date of the Plan, New Media will enter into a registration rights agreement with certain holders of the Outstanding Debt that received 10% or more of the New Media Common Stock, to provide customary registration rights.

New Media Equity Option

Instead of the Cash-Out Offer, each Creditor may elect to receive in satisfaction of its claims, a pro rata share of New Media Common Stock and the Net Proceeds (as defined below), if any. Following the completion of the restructuring, New Media will use commercially reasonable efforts, based on market conditions and other factors, to list New Media Common Stock (the “Listing”) and may raise additional equity capital in connection with or subsequent to the Listing. New Media intends to seek the Listing on the New York Stock Exchange. For the avoidance of doubt, a Listing will not be a condition precedent to the effectiveness of the Plan. Under the Plan, New Media will not impose any transfer restrictions on New Media Common Stock.

Financing

GateHouse will use commercially reasonable efforts based on market conditions and other factors, to raise up to $150,000 of new debt (the “Financing”). The net proceeds, if any, will be distributed to holders of New Media Common Stock, including Plan Sponsor (or its designated affiliates) on account of the Cash-Out Offer, on the Effective Date (the “Net Proceeds”). For the avoidance of doubt the Financing will not be a condition precedent to the effectiveness of the Plan.

Contribution of Local Media Group Holdings LLC

The Plan Sponsor acquired Dow Jones Local Media Group, Inc. (“Local Media”), a publisher of weekly newspaper publications, on September 3, 2013. Subject to the terms of the RSA, the Plan Sponsor will contribute

Local Media Group Holdings LLC (“Local Media Parent”) and assign its rights under the related stock purchase agreement to New Media on the Effective Date (the “Local Media Contribution”) in exchange for shares of common stock of New Media (and at Plan Sponsor’s option, $50), collectively equal in value to the cost of the Local Media Acquisition (as adjusted pursuant to the Plan) based upon the equity value of New Media as of the Effective Date prior to the contribution.

Solicitation of the Plan and Chapter 11 of the Bankruptcy Code

On September 20, 2013, GateHouse commenced a pre-packaged solicitation of the Plan (the “Solicitation”), with a voting deadline of September 26, 2013, as such date may be extended by Plan Sponsor in its sole discretion (the “Solicitation Period”), such that the Plan could become effective no later than December 16, 2013. Subject to the terms of the Support Agreement, if holders of Outstanding Debt sufficient to meet the requisite threshold of 67% in amount and majority in number (calculated without including any insider) necessary for acceptance of the Plan under the Bankruptcy Code (“Bankruptcy Threshold Creditors”) vote to accept the Plan in the Solicitation, GateHouse and its affiliated debtors (the “Debtors”) intend to commence Chapter 11 cases and seek approval of the disclosure statement for the Plan (the “Disclosure Statement”) and confirmation of the Plan therein. Under the Support Agreement, each of the Participating Lenders has agreed to (a) support and take any reasonable action in furtherance of the Restructuring, (b) timely vote their Outstanding Debt to accept the Plan and not change or withdraw such vote, (c) support approval of the Disclosure Statement and confirmation of the Plan, as well as certain relief to be requested by Debtors from the Bankruptcy Court, (d) refrain from taking any action inconsistent with the confirmation or consummation of the Plan, and (e) not propose, support, solicit or participate in the formulation of any plan other than the Plan.

Management Agreement

On the Effective Date of the Plan, New Media will enter into a management agreement with an affiliate of the Plan Sponsor (the “Manager”) pursuant to which the Manager will manage the operations of New Media. The annual management fee will be 1.50% of New Media’s gross equity as set forth in the Management Agreement.

Releases

To the fullest extent permitted by applicable law, the restructuring shall include a full release from liability of GateHouse, Plan Sponsor, the Administrative Agent, the Creditors, and all current and former direct and indirect members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives) by GateHouse, Plan Sponsor and the Creditors from any claims or causes of action related to or arising out of GateHouse, the Outstanding Debt or the Restructuring on or prior to the Effective Date, except for any claims and causes of action for fraud, gross negligence or willful misconduct.

Conditions Precedent to Closing

The occurrence of the Effective Date shall be subject to the satisfaction (unless waived) of conditions precedent customary for transactions of this type and the satisfaction of such other conditions precedent agreed upon by the lenders, Plan Sponsor and GateHouse, including but not limited to, the following:

•	Each of the conditions precedent set forth in the Plan having been satisfied or waived;

•	Entry of an order confirming the Plan in form and substance satisfactory to the Plan Sponsor; and

•	The confirmation order has (a) not been reversed, stayed, modified, or amended, and (b) the time to appeal or seek certiorari has expired and (i) no appeal or petition for certiorari has been timely taken, or (ii) any appeal or petition for certiorari has been fully resolved, denied, resulted in no modification, or has otherwise been dismissed with prejudice.

Investment Commitment Letter

On September 4, 2013 the Plan Sponsor and the Company entered into an investment commitment letter in connection with the restructuring, described above, under which Plan Sponsor has agreed to purchase the Cash-Out Offer claims, described above. The investment commitment letter provides that, on account of the claims purchased in the Cash-Out Offer on the Effective Date of the Plan, Plan Sponsor will receive its pro rata share of (a) New Media Common Stock and (b) Net Proceeds, if any, net of transaction expenses associated with transactions under the Plan.

Discontinued Operations

In May 2013, the Company disposed of a non wholly owned subsidiary in Chicago, Illinois. As a result, the asset, liability and noncontrolling interest carrying amounts of this subsidiary were derecognized. A loss of $1,146 was recognized in discontinued operations and no noncontrolling interest amounts remain after this disposal.

The net revenues during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 for the aforementioned discontinued operation and previously discontinued operations $8,722, $11,123 and $13,941, respectively. Loss, net of income taxes of $0, during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 for the aforementioned discontinued operation and previously discontinued operations was $2,340, $699 and $542, respectively. The loss from discontinued operations attributable to noncontrolling interest during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 was $536, $579 and $596, respectively. The accompanying consolidated financial statements have been recast to reflect the results of the discontinued operations for all periods presented.

Amendment to the 2007 Credit Facility

On September 4, 2013, the Company executed an amendment to its 2007 Credit Facility effective September 3, 2013. Among other matters, the amendment revised certain terms and conditions of the 2007 Credit Facility, including the removal of an event of default related to the Company taking any action in furtherance of, or indicating its consent to or approval of a bankruptcy or similar filing, while still maintaining as an event of default the filing by the Company of a proceeding under Chapter 11 of the Bankruptcy Code. The amendment also eliminated the requirement that the Company’s annual audited financial statements include an auditors’ report without a going concern uncertainty or like modification.

On September 20, 2013, the Company delivered notice to lenders under the 2007 Credit Facility terminating the Revolving Credit Facility of the 2007 Credit Facility effective September 27, 2013.

Going Concern Considerations

The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. As discussed in Note 1 (c), the Company has experienced declining same stores revenue and profitability over the past several years, has incurred significant recurring losses from continuing operations and has a net capital deficiency. Further, the RSA described above requires the Company to file a voluntary petition seeking to reorganize under Chapter 11 of the Bankruptcy Code upon the satisfaction of certain conditions, which filing would constitute an event of default under the terms of the Company’s 2007 Credit Facility. The ability of the Company, both during and after the Chapter 11 proceedings, to continue as a going concern is contingent upon, among other things; (i) the ability of the Company to generate cash from operations and to maintain adequate cash on hand; (ii) the resolution of the uncertainty as to the amount of claims that will be allowed; (iii) the ability of the Company to confirm its reorganization plan in the Chapter 11 proceedings and obtain any financing which may be required to emerge from bankruptcy protection; and (iv) the Company’s ability to achieve profitability. There can be no assurance that the Company will be able to successfully achieve these objectives in order to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

(22) Subsequent Events (unaudited)

Management Agreement

On August 27, 2013, the Company entered into a management agreement (the “Local Media Management Agreement”) with Local Media Parent, a subsidiary of Newcastle. Under the terms of the Local Media Management Agreement, the Company will manage the operations of Local Media. In return, the Company will receive compensation including an annual fee of $1,100, which may be adjusted to an amount not to exceed $1,210 based on a formula defined in the Local Media Management Agreement. In addition, the Company will be eligible to earn an annual incentive pay out equal to 12.5% of the EBITDA of Local Media in excess of budget. Although Local Media Parent owns 100% of the equity of Local Media, GateHouse manages the daily operations of Local Media. The Company has determined that the Local Media Management Agreement results in Local Media being a variable interest entity as the Company has the power to direct the activities that most significantly affect the economic performance of the entity. As a result, GateHouse expects that it will be the primary beneficiary and therefore expects to consolidate Local Media’s financial position and results of operations. Local Media had revenues of $158,559 and pre-tax loss of $27,907 for the twelve months ended June 30, 2013 and total assets of $127,436 at June 30, 2013.

PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a) Documents filed as part of this report:

(1)	Financial Statements

The financial statements required by this Item 15 are set forth in Part II, Item 8 of this report.

(2)	Financial Statement Schedules

Schedule II – Valuation and Qualifying Accounts.

GateHouse Media, Inc.

Valuation and Qualifying Accounts

(In Thousands)

Description	Balance at Beginning of Period	Charges to Earnings	Charges to Other Accounts		Deductions		Balance at End of Period
Allowance for doubtful accounts
Year ended December 30, 2012	$2,976	$2,304	$—		$(2,824	) (1)	$2,456
Year ended January 1, 2012	$3,260	$3,093	$—		$(3,377	) (1)	$2,976
Year ended December 31, 2010	$4,569	$3,624	$—		$(4,933	) (1)	$3,260

Deferred tax valuation allowance
Year ended December 30, 2012	$432,954	$11,795	$(159	) (2)	$—		$444,590
Year ended January 1, 2012	$430,247	$6,551	$(3,844	) (2)	$—		$432,954
Year ended December 31, 2010	$419,267	$5,617	$5,363	(2)	$—		$430,247

(1)	Amounts are primarily related to the write off of fully reserved accounts receivable.
(2)	Amount is primarily related to the change in derivative value and is recorded in accumulated other comprehensive income (loss).

All other schedules are omitted because the conditions requiring their filing do not exist, or because the required information is provided in the consolidated financial statements, including the notes thereto.